Pre-Qualification Amendment Number 2: Form 1-A/A for the Offering Circular first filed on March 15, 2024, for Benchmark Real Estate Investment Fund, LLC doing business as Benchmark Real Estate Fund. This Amendment incorporates five (5) changes:

First, the LLC operating agreement has been revised and is attached as Exhibit 3, to clarify that the following Sections do not apply to actions arising under the federal Securities Act or Exchange Act: Section 19.12 Choice of Venue, Section 19.9 Mediation, Section 19.10 Arbitration, and Section 19.10.17 Waiver of Court and Jury Rights.

Second, the final disclosure on p. 38 has been revised to clarify that the following Sections of the LLC operating agreement do not apply to actions arising under the federal Securities Act or Exchange Act: Section 19.12 Choice of Venue, Section 19.9 Mediation, Section 19.10 Arbitration, and Section 19.10.17 Waiver of Court and Jury Rights.

Third, the final Risk Factor on p. 17 has been revised to clarify that the following Sections of the LLC operating agreement do not apply to actions arising under the federal Securities Act or Exchange Act: Section 19.12 Choice of Venue, Section 19.9 Mediation, Section 19.10 Arbitration, and Section 19.10.17 Waiver of Court and Jury Rights.

Fourth, under the Prior Performance section, a prior performance narrative has been added and Table V has been revised.

Fifth, audited financial statements for the years ended December 31, 2024 and 2023, along with a report of the independent auditors have been added.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1A/A
Amendment #2

For

Benchmark Real Estate Investment Fund, LLC

A Delaware Limited Liability Company

doing business as

BENCHMARK REAL ESTATE FUND

March 28, 2025

SECURITIES OFFERED	: Equity in the form of Class A Membership Interests denominated in Units
MAXIMUM OFFERING AMOUNT	: $50,000,000.00
MINIMUM OFFERING AMOUNT	: $1,000,000.00
MINIMUM INVESTMENT AMOUNT	: $1,000.00
CONTACT INFORMATION	: Benchmark Capital Management II, LLC
3919 Remembrance Rd NW, Ste B
Grand Rapids, MI 49534

MAILING ADDRESS	: PO Box 141396
Grand Rapids, MI 49514
616-735-9800

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

Benchmark Real Estate Investment Fund, LLC d/b/a Benchmark Real Estate Fund (“Benchmark Real Estate Fund”, the “Issuer”, or the “Company”) is a Delaware limited liability company (“LLC”) registered as a foreign limited liability company with the State of Michigan. The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”), Company equity in the form of Class A membership interests (the “Membership Interests”, “Membership Units” or in the singular an “Interest” or “Unit”) on a Best Efforts and ongoing basis to Investors who meet the Investor suitability standards as set forth herein. (See “Investor Suitability Standards” below). The Company will offer Membership Interests through its own website www.benchmarkmi.com (“Platform”) and through ICON Capital Group, LLC, (the “Broker Dealer” or “ICON”) as a FINRA registered broker-dealer for its services in this transaction. For performing broker-dealer functions in connection with this Offering, the Broker Dealer will receive up to six percent (6.00%) Brokerage Commission. When the Company signed the Broker Dealer Agreement, the Broker Dealer received a $2,500.00 fee for due diligence services and ICON will refund a portion of such payment to the extent it was not used, incurred, or provided to the Company. See “Plan of Distribution” for more details. (See the “Terms of Offering” below.) Persons who purchase Membership Interests will be members of the Company (“Members” or in the singular a “Member”) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Company.

The minimum investment amount per Investor is One Thousand Dollars ($1,000.00) for the Offering (the “Minimum Investment Amount”). Although the Company does not intend to list the Membership Interests for trading on any exchange or other trading market, the Company has adopted a redemption plan designed to provide Investors with limited liquidity for their investment in the Company. (See “Description of the Securities” below.)

Sales of the Class A Units pursuant to this Regulation A Tier 2 Offering will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

Proceeds from this Offering will be held in escrow until the Minimum Offering Amount is met. The escrow account “(Escrow Account”) is administered by Enterprise Bank & Trust, a Missouri chartered trust company with banking powers (“EBT”) as escrow agent. (See “Plan of Distribution” below.)

Prior to this Offering, there has been no public market for Membership Interests, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Membership Interests on any securities market. Investing in the Company through the purchase of Membership Interests involves risk, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Membership Interests.

Investors who purchase Membership Interests will become Members of the Company subject to the terms of the Operating Agreement of Benchmark Real Estate Investment Fund, LLC (See Exhibit 3, the “Operating Agreement”) once the Company deposits the Investor’s investment into the Company’s escrow account (if the Minimum Offering Amount has not yet been met at the time of investment) or in the Company’s main operating account (if the Minimum Offering Amount has been met at the time of investment).

If the Company’s gross Proceeds received do not meet the Minimum Offering Amount, the funds will be returned to Investors. When the gross Proceeds received exceeds the Minimum Offering Amount, the funds will be released from the escrow account (administered by the Escrow Agent) and deposited into the Company’s operating account.

The Manager and Affiliates will receive compensation and income from the Company and is subject to certain conflicts of interest. (See “Risk Factors”, “Compensation of the Manager” and “Conflicts of Interest” below.) Investing in the Membership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below starting on Page 8.) There are material income tax risks associated with investing in the Company that prospective Investors should consider. (See “Income Tax Considerations” below.)

As of the date of this Offering Circular, the Fund has engaged KoreTransfer USA LLC (“KoreTransfer”) as transfer agent for this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Membership Interests immediately upon qualification of the Offering by the SEC. The Company anticipates sales will commence within Q2– 2025.

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company	Proceeds to other Persons***
Amount to be Raised per Interest	$1.00	$0.06	$0.94	$0
Minimum Investment Amount	$1,000.00	$60.00	$940.00	$0
Minimum Offering Amount	$1,000,000	$60,000.00	$840,000.00	$100,000
Maximum Offering Amount	$50,000,000	$3,000,000.00	$46,900,000.00	$100,000

*The Offering price to Investors was arbitrarily determined by the Manager.

** The Company is not using an underwriter for the sale of Membership Interests. We have retained ICON Capital Group, LLC (the “Broker Dealer”) as a FINRA registered broker-dealer for its services in this transaction. The Broker Dealer will receive up to six percent (6.00%) Brokerage Commission.. See “Plan of Distribution” for more details. See “Plan of Distribution” below.

*** The Company will compensate Benchmark Capital Management, LLC (“BCM”) with a $100,000.00 Organizational Fee for the time and effort involved in organizing the Company. The Company will reimburse its Affiliate West Michigan Private Capital Fund I, LLC doing business as Benchmark Capital Finance (“WMPCF”) for the initial expenses associated with this Offering, including legal, marketing, and accounting expenses, equaling approximately $388,212.00 upon the successful raising of the Minimum Offering Amount. See “Compensation of the Manager” below.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 3 should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail, and control and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

The Company was organized under the laws of Delaware on November 10, 2015 (see Exhibit 2 “Certificate of Formation”). The Company has not had any revenue and has not commenced operations as of the date of this Offering Circular. The Company expects to begin operations promptly after the Proceeds from the sale of Membership Interests pursuant to this Offering are released from escrow by the Escrow Agent.

The Company intends to be a funding source or Originator for Notes Originated, brokered, and Serviced primarily by the Company and its Affiliates, Benchmark Capital Management II, LLC, the manager of the Company (the “Manager” or “BCM II”), Benchmark Capital Management, LLC (“BCM”) and WMPCF. BCM II, BCM, and WMPCF, may be collectively referred to as “Affiliates” of the Company because they are entities associated with the principals of the Company, Mr. Matthew J. Fox and Mr. Todd A. Harding (the “Principals”). The Manager is an entity managed by BCM whose Manager is Mr. Matthew J. Fox. With respect to the anticipated business of the Company, the Company intends: (i) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on owner-occupied 1-4 family residential Collateral located in the State of Michigan primarily in West Michigan as Originated and/or brokered by Affiliates or third party Mortgage loan Originators; (ii) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on non-owner-occupied 1-4 family residential and commercial Collateral located in the State of Michigan, primarily in West Michigan as Originated or brokered by BCM or third party Mortgage loan Originators; (iii) to acquire, develop, renovate, hold, and/or sell owner and non-owner-occupied Property located in the State of Michigan, primarily in West Michigan; (iv) to purchase, renovate, develop, and rent Property located in the State of Michigan, primarily in West Michigan; (v) to fund, purchase, sell, and otherwise acquire Notes for new construction on 1-4 family residential owner and non-owner residential Collateral; (vi) to fund, purchase, sell, develop, renovate, and/or broker other investments secured by owner-occupied, non-owner-occupied, and commercial Property located in the State of Michigan, primarily in West Michigan; and (vii) and any act reasonably related thereto.

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Though the Company may operate throughout the State of Michigan, the Manager and its Affiliates will direct most of the Company’s efforts to the West Michigan region with respect to the aforementioned intended business activities (see “Description of the Business” below).

COMPANY INFORMATION AND BUSINESS

Benchmark Real Estate Fund is a Delaware limited liability company with a principal place of business located at 3919 Remembrance Rd NW, Suite B, Grand Rapids, MI 49534 with a mailing address of PO Box 141396 Grand Rapids, MI, 46514, Phone: 616-735-9800. Through this Offering, the Company is offering equity in the Company in the form of Membership Interests on a “Best Efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein (See “Investor Suitability Standards”).

As further described in the Offering Circular, the Company has been organized primarily to (i) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on owner-occupied 1-4 family residential Collateral located in the State of Michigan, primarily in West Michigan as Originated and/or brokered by Affiliates or third party Mortgage loan Originators; (ii) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on non-owner-occupied 1-4 family residential and commercial Collateral located in the State of Michigan, primarily in West Michigan as Originated or brokered by BCM or third party Mortgage loan Originators; (iii) to acquire, develop, renovate, hold, and/or sell owner and non-owner-occupied Property located in the State of Michigan, primarily in West Michigan; (iv) to purchase, renovate, develop, and rent Property located in the State of Michigan, primarily in West Michigan; (v) to fund, purchase, sell, and otherwise acquire Notes for new construction on 1-4 family residential owner and non-owner residential Collateral; (vi) to fund, purchase, sell, develop, renovate, and/or broker other investments secured by owner-occupied, non-owner-occupied, and commercial Property located in the State of Michigan, primarily in West Michigan; and (vii) and any act reasonably related thereto.

MANAGEMENT	The Company is a manager-managed limited liability company. The Manager is a manager-managed Affiliate, BCM II. The day-to-day management and investment decisions of the Company are vested in the Manager. The Manager is managed by BCM whose Manager is Matthew J. Fox.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling Company equity in the form of Class A Membership Interests. The Membership Interests are denominated into Units. The Company will use the Proceeds of this Offering to begin operations.

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MEMBERSHIP INTERESTS BEING OFFERED

Only Class A Membership Interests will be offered through this Offering. The Membership Interests are being offered at a purchase price of One Dollar ($1.00) per Unit. The Minimum Offering Amount for any Investor is One Thousand Dollars ($1,000.00). Therefore, an Investor must purchase at least one thousand Membership Units. Upon purchase of Membership Interests, an Investor is granted: (1) the right to vote on limited matters; (2) rights to limited redemption after a five (5) year hold period; (3) no right to withdraw as a Member or redeem the Units for a period of five (5) years after purchase; (4) right to receive dividends or disbursements, exclusively when the Manager declares such dividends or disbursements; and, (5) a voluntary option to engage in further capital calls. For a complete summary of the rights granted to Members, see “Description of the Securities” below.

The Membership Interests are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Membership Interests.

COMPENSATION TO AFFILIATES/MANAGER

Neither the Manager nor the Affiliates of the Company will be compensated through commissions for the sale of the Membership Interests through this Offering. BCM will receive an earned Organizational Fee of One Hundred Thousand Dollars ($100,000.00) upon the release of the Proceeds from escrow. The Company will reimburse WMPCF for the initial expenses associated with this Offering, including legal, marketing, and accounting expenses, equaling approximately $388,212.00 upon the successful raising of the Minimum Offering Amount.

The Manager is entitled to the following fee: Asset Management Fee. See “Compensation of the Manager” below for a more comprehensive description of these fees.

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PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Manager, BCM II, was formed under the laws of the State of Michigan on January 6, 2022. However, the Principals of the Company have successfully engaged in related real estate activities since the early 1980’s (via various companies). The Principal Matthew J. Fox is an experienced real estate professional, working in the industry since 1984. Todd A. Harding is a former bank president and investment advisor. Both Principals are long-time residents and business leaders in West Michigan. Furthermore, both Principals have experience in the finance and accounting industries. The Principals also manage the Affiliate WMPCF, which has raised capital under a Regulation D offering and has Originated, brokered, and Serviced Notes in West Michigan since 2009, and continues to do so. See “Prior Performance” below.
INVESTOR SUITABILITY STANDARDS

Membership Interests will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or, (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Membership Interests will be subject to the terms of the Operating Agreement, a copy of which is provided in Exhibit 3.

Each person acquiring Membership Interests may be required to represent that he, she, or it is purchasing the Membership Interests for his, her, or its own account for investment purposes and not with a view to resell or distribute the Membership Interests.

Each prospective Purchaser of Membership Interests may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Membership Interests is an Accredited Investor, if such is claimed by the Investor.

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LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Interests. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Membership Interests cannot be more than 10% of the greater of the Purchaser’s (1) annual income or net worth as determined under Rule 501(a) of Regulation D, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-Accredited persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Membership Interests.

COMMISSIONS FOR SELLING Membership Interests

The Membership Interests will be offered and sold directly by the Company, the Principals, and employees of the Company. No commissions will be paid to the Company, the Principals, or employees for selling the Membership Interests.

The Company is not using an underwriter for the sale of Membership Interests. For Services, the Broker Dealer would receive selling commissions of up to six percent (6.00%) of the sale price of Membership Units.

NO LIQUIDITY	There is no public market for the Membership Interests, and none is expected to develop. Additionally, the Membership Interests will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. (See “Risk Factors” and “Description of the Securities” below.) The Company may or may not at the Company’s discretion facilitate or otherwise participate in the secondary transfer of any Membership Interests. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Membership Interests. (See “Risk Factors” below.)
ORIGINATION AND SERVICING OF NOTES

The Company intends to purchase or Originate Notes that are underwritten and Originated by the Company, its Affiliates or with third parties, in their capacity as Originators, Brokers, and Servicers. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, appoint an Affiliate or third-party Loan Servicer to Service the Notes (i.e., Loan payments collected and other services relating to the Notes).

(See “Description of the Business” and “Compensation of the Manager” below.)

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LEVERAGING THE PORTFOLIO	The Company may utilize funds provided by third parties to leverage the potential value of the Company’s Note and Property portfolio. The Manager has the sole discretion as to the use of such leverage and the terms of any such agreement between the Company and the third party providing such funds.
CONFLICTS OF INTEREST	The Principals manage WMPCF through BCM and will indirectly manage the Company and therefore may have conflicts of interest in allocating their time and other resources between the Company and WMPCF in determining what assets should be acquired by each. See Risk Factors Conflicts of Interest below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all direct costs and expenses associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, renovation, holding, and management of Property and costs and expenses associated with the disposition of Property. Other indirect costs may be allocated between the Company, Manager, and or its Affiliates based on specific benefits derived.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

The Membership Interests are being offered and sold only to “Qualified Purchasers” (as defined in Regulation A under the Act). As a Tier II Offering pursuant to Regulation A under the Act, this Offering is exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Membership Interests offered hereby are offered and sold only to “Qualified Purchasers” or at a time when the Membership Interests are listed on a national securities exchange, if at all.

“Qualified purchasers” include: (i) “Accredited Investors” under Rule 501(a) of Regulation D; and (ii) all other non-Accredited Investors so long as their investment in the Membership Interests does not represent more than ten percent (10.00%) of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (excluding the value of the Investor’s primary residence and any loans secured by the residence (up to the value of the residence)), or ten percent (10.00% ) of the greater of annual revenue, alone or together with a spouse or spousal equivalent, or net assets at fiscal year-end (for non-natural persons).

The Membership Interests are offered hereby and sold to Investors that are within both categories (i.e., Accredited Investors and non-Accredited Investors whose investment in the Membership Interests does not represent more than ten percent (10.00%) of the applicable amount). Accordingly, the Company reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion that such Investor is not a “Qualified Purchaser” for purposes of Regulation A.

For purposes of determining whether a potential Investor is a “Qualified Purchaser” (who is not an Accredited Investor), annual income and net worth should be calculated as provided in the “Accredited Investor” definition under Rule 501 of Regulation D.

GLOSSARY

Defines all capitalized terms in the Offering Circular which are not defined within the text of the Offering Circular nor within the Company’s Operating Agreement.

1.	Best Efforts means the Manager and the Principals of the Company will use commercially reasonable best efforts in an attempt to sell the Membership Interests.

2.	Blue Sky means a state law in the United States that regulates the offering and sale of securities aimed to protect the public from fraud.

3.	Broker refers to the noun, “Broker”, meaning a person that, directly or indirectly, does 1 or both of the following: (i) Serves or offers to serve as an agent for a person in an attempt to obtain a loan. (ii) Serves or offers to serve as an agent for a person who makes or offers to make Mortgage loans. (Derived from “Mortgage Broker” as defined in Mich. Comp. Laws §445.1651a(p)(i)-(ii)(2012)). (2) as a verb, “broker” will not be capitalized and will refer to the activities of (i) and (ii) above. Please note that this definition is to be distinguished from “broker-dealer” as used throughout this Offering Circular.

4.	Collateral means the assets (including real estate) pledged by a Mortgagor as collateral to secure a Note. The Mortgagee or Note holder may foreclose on the Mortgagor if the Mortgagor defaults on the terms of the Note and may take possession of the asset and may sell the asset to regain some or all of the amount originally loaned to the Mortgagor under the terms of the Note.

5.	Investor refers to a purchaser of securities through this Offering.

6.	Loan refers to loans for which the Company is the Mortgagee.

7.	Loan Loss Reserve means an amount the Company makes to cover estimated losses on Promissory Notes, secured by Mortgages, due to default, non-payment or Collateral devaluation. A provision for loan loss will be reflected on the Income Statement of the Company as an expense and as an amount netted against total Loans on the Balance Sheet.

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8.	Lender means a person that, directly or indirectly, makes or offers to make Mortgage loans. (Derived from “Mortgage Lender” as defined in Mich. Comp. Laws §445.1651a(q)(2012))

9.	Manager means Benchmark Capital Management II, LLC, a Michigan manager-managed limited liability company.

10.	Mortgage a lien against a property that is granted to secure an obligation (such as the Loans or Notes) that is extinguished upon payment or performance according to stipulated terms.

11.	Mortgagor means a person or company that has borrowed money from the Company or its Affiliates, with the agreement that the money will be repaid pursuant to the terms of a Promissory Note to the Company as the first position Mortgagee. Mortgagors shall be the plural of “Mortgagor.”

12.	Note or Promissory Note means an unconditional written promise by one party to pay a definite sum of money either on demand or at a specified future date to a named party or the holder (“Mortgagee”) of the Note that is secured by a first Mortgage on real estate. This means that if the Mortgagor fails to pay, the Mortgagee can seize the designated Collateral to obtain reimbursement of the Note. Notes shall be the plural of “Note”.

13.	Originate, Origination, or Originated means the Company takes a direct application from a perspective Mortgagor, processes, underwrites, and approves the application and lends funds directly to said Mortgagor. This is to be distinguished from purchasing a Loan or Note from another Mortgagee who has already loaned funds to a Mortgagor.

14.	Originator refers to the person or party who Originated a Loan or Note.

15.	Principals means Matthew J. Fox and Todd A. Harding.

16.	Properties means any real estate acquired by the Company; singularly each is a Property.

17.	Qualified Purchaser shall have the same meaning as “Qualified Purchaser” as stated in the section titled “Investor Suitability”.

18.	Service means the collection or remittance, or the right or obligation to collect or remit, for a Lender, Noteowner, Noteholder, or the Lenders’ own account of installment payments of the principal, interest, or an amount placed in escrow under a loan, Mortgage servicing agreement, or an agreement with the Mortgagor. (Derived from “Service” as defined in Mich. Comp. Laws §445.1651a(aa)(2012))

19.	Servicer refers to the person or party who will, directly or indirectly, Service the Loans or Notes on behalf of the Company. (Derived from “Service” as defined in Mich. Comp. Laws §445.1651a(s)(2012))

20.	Sponsor means Benchmark Capital Management II, LLC, a Michigan manager-managed limited liability company.

21.	West Michigan means the predominantly following counites: Kent, Newaygo, Montcalm, Ottawa, Ionia, Barry, Kalamazoo, Muskegon, and Allegan counties.

RISK FACTORS

The Company will attempt (in its sole and absolute discretion) to comply with requests for the redemption of the Membership Interests if the financial position of the Company can accommodate it. (See “Description of the Securities” below). Any investment in the Membership Interests involves a significant degree of risk and is suitable only for Investors who have no need for liquidity in their investments. When analyzing this Offering, prospective Investors should carefully consider each of the following risks.

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INVESTMENT RISKS

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering amount and Minimum Investment Amount have been arbitrarily determined by the Company and do not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The Company may, at its sole and absolute discretion, accept or require a lesser or greater Minimum Investment Amount. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Membership Interests is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Membership Interests is speculative, and by investing, each Investor assumes the risk of losing the entire investment. The Company has no operations as of the date of this Offering Circular and will be solely dependent upon the efforts of the Manager and its Affiliates to develop and manage the Note and Property portfolio, all of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability standards should consider purchasing these Membership Interests. (See “Investor Suitability Standards” in the summary section above.)

The Company’s ability to commence operations is dependent on its ability to raise funds.

The Company has been utilizing and may continue to utilize funds from its Affiliates, which have agreed to advance these funds to allow the Company to facilitate its formation including paying for Offering costs, filing fees, and professional fees related to the preparation of this Regulation A Offering. These funds will be reimbursed to the Affiliates upon the Company breaking escrow and beginning operations. In order to execute the plan of operations, the Company will require varying amounts of capital based on the Notes it intends to purchase or Originate and/or Properties the Company intends to acquire. The Company’s ability to commence operations is largely dependent on its ability to raise funds through this Offering. Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable. In addition, receipt of capital investments of less than the Maximum Offering Amount may reduce the ability of the Company to spread investment risks through diversification of its Note and Property portfolios.

Conflicts of interest may arise when the Company purchases or Originates Notes brokered by the Manager, Affiliates of the Company, or third parties.

There are important areas in which the interests of the Company may conflict with its Manager, Principals, and/or Affiliates. To see the potential conflicts of interests that may arise please refer to “Conflicts of Interest” section below. The Company may purchase or Originate Notes Originated by the Company, its Affiliates, or third parties and may receive compensation as a result. This represents a conflict of interest between the Manager and the Company since the Principals who manage or own Affiliates of the Manager and manage the Manager also directly manages the Company. Specifically, the Company may conduct business primarily with the Manager or its Affiliates by purchasing or Direct Funding Notes Originated by the Manager or its Affiliates. These will be Affiliate transactions and therefore, the terms of the Notes may not be the same as if it were agreed upon via a third-party transaction. Notwithstanding the foregoing, the Company will only invest in those Notes and Properties that are in the best interests of the Company and said Notes or Property purchases will have terms that are commercially reasonable. It is expected that transactions may occur between the Company and its Manager, Principals, and/or Affiliates, and outside or independent review of these transactions may not be performed.

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In addition, conflicts of interest may pose a risk to Investors due to the fact that the Company and the Manager and each of its Principals, and/or Affiliates may be involved in other investments or business similar to the Offering and as a result, may not always act in a manner that is advantageous to the Company and to the Offering if presented with similar investment or business opportunities.

There is no federal registration of this Offering and there may be limited governmental review.

This Offering has not been registered with the SEC or with any state regulators. Although certain states require notice filing pursuant to pertinent state securities laws, the Offering is largely subject to limited governmental review.

There is limited transferability of Membership Interests and no public market for Membership Interests.

Although the Company may attempt to redeem Membership Interests (when possible, in the Company’s sole and absolute discretion), there is no public market for Membership Interests, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Membership Interests may be limited. Any sale or transfer of these Membership Interests also requires the prior written consent of the Company. Investors must be capable of bearing the economic risks of this investment with the understanding that these Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment.

There is no guarantee of reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount may reduce the ability of the Company to spread investment risks through diversification of its Note and Property portfolios.

Investors are not independently represented by the Company’s attorneys and should seek their own independent counsel.

The Investors of the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company and its Principals and Affiliates. (See “Conflicts of Interest” below.)

No assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the Company, if the maximum number of Membership Interests being offered are sold, the Company will likely have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Membership Interests are sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds”.

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Terms of the Membership Interests may not be favorable to prospective Investors.

The Company has set the terms of the Membership Interests in a manner which may be favorable to the Company and has not made an attempt to consider the favorability or suitability of such terms for any prospective Investors.

The Company may employ leverage, resulting in the Membership Interests being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g. through a credit line, borrowing from a financer, etc.) may expose the Investors to substantially greater risk. Any debt incurred by the Company will be senior to the Investors’ investment and will have priority of payment. If there are not sufficient cash flows generated from the operations of the Company and the Company has to pay debtholders, it may affect the Company’s ability to make distributions to Investors. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company will invest in assets that have not been identified and potential Investors will be unable to evaluate the Company’s Note and Property portfolios prior to making their investment.

None of the specific assets in which the Company will invest are identified as of the date of this Offering Circular. Therefore, any potential Investor is unable to evaluate the Note or Property portfolios to determine whether to invest in the Company. However, the general business goals of the Company are to purchase or Originate Notes and Property purchases as further described herein (see “Description of the Business” below).

The Company has the right to change and mix its investment profile, there is no guarantee that the investment profile will not change substantially over time.

The Company reserves the right, in its sole and absolute discretion, to modify, change, or revise its typical investment profile and the mix of Notes and Property that it invests or otherwise participates in, and accordingly, Investors have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

The Loan Loss Reserve may be insufficient to cover Loan losses, which may ultimately cause the Company to be unable to distribute income to Investors.

The purpose of a Loan Loss Reserve is to help insulate the Investors from loss. Although a Loan Loss Reserve will help reduce the impact of a default of a Note temporarily, ultimate repayment of the Note or resale of the asset(s) collateralizing the Note will be jeopardized if the Note in default is not eventually repaid. In addition, a Loan Loss Reserve may vary and will be based on reserve overages and the weighted risk levels of the Note portfolio. This may cause reserve amounts to be reduced, eliminated, or increased accordingly in the sole and absolute discretion of the Company. Investors should understand that a Loan Loss Reserve does not guarantee the Company will not incur a loss if a Note or Notes results in default, which may ultimately cause the Company to sustain a loss and be unable to distribute income to the Investors.

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BUSINESS RISKS

There is reliance on the Principals to make all decisions with respect to the management of the Company, therefore, Investors will have very limited choice in the management decisions.

The Manager of the Company will make virtually all decisions with respect to the management of the Company including, without limitation, the determination as to which Notes to purchase or Originate and the terms thereof, which Property to purchase, sell, hold for rent or appreciation, renovate, or develop. Investors will have very limited voice in the management decisions of the Company and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of the Principals. In the event of the death, incapacity or other termination of the Principals, the business and operations of the Company may be adversely affected. Furthermore, all investments related to specific Notes or Property will be undertaken by the Company without the Investors having any ability to directly affect such transactions.

Competition with other Lenders may affect the Company’s profitability.

Because of the nature of the Company's business, the Company's profitability will depend to a large degree on the future availability of capital. In particular, the Company will compete with private Lenders, institutional (banks, credit unions, Mortgage Brokers, etc.) Lenders and others engaged in the Mortgage lending business, many of whom may have greater financial resources and/or experience than the Company.

The Principals are not required to devote full-time to the business of the Company.

The Company’s management and the Principals are not required to devote their respective individual capacities full-time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

No restriction preventing the Company or its Affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

Although the Company, Manager, its Affiliates, and Principals currently have no intention to do so, there is no restriction preventing them from competing with one another by investing in Notes or Property or sponsoring the formation of other investment groups similar to the Company. The Principals may make decisions that may at times favor Affiliates rather than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company, Manager, its Affiliates, and Principals are exonerated from any liability for investment opportunities given to other parties.

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between the time subscription funds are accepted from Investors and the time when such funds are deposited into the Company’s main operating bank account and begin to participate in the investment yield offered herein. Such delays may result from the Company having to verify an Investor’s suitability and admissibility as a Member, delays while the Company raises the Minimum Offering Amount, and/or delays in depositing an Investor’s contribution into the Company’s main operating bank account. In addition to the aforementioned delays, delays may occur as a result of lack of availability of Notes to Purchase or Originate and Property available for purchase by the Company immediately upon an Investor making a Capital Contribution to the Company. After the Minimum Offering Amount has been raised, any delays between the time Capital Contributions are accepted and the time when such funds are deposited into the Company’s main operating bank account shall be a reasonable timeframe. No interest shall be payable on or with respect to the Capital Contributions or Capital Accounts of the Investors.

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Management and investment practices of the Company may not be regulated by federal or state authorities.

The Manager, Affiliates, and the process of purchasing or Direct Funding Notes particularly for owner-occupied Notes and the buying and selling of Properties for the Company may be regulated by more than one department of the State of Michigan and Federal Government, especially owner-occupied Notes. The Company may not be supervised or regulated by federal or state regulatory authority, with respect to its Properties, however some Affiliates are supervised and regulated under Michigan law. In addition, the Company’s lending activities are generally regulated by both federal and state authorities and supervised by state authorities. The Company’s investments in Properties will be subject to state and local regulation. The Company will not be required to obtain a consumer lending license since it will not make any consumer purpose loans. However, WMPCF currently is a licensed Lender, Broker, Servicer with the State of Michigan. WMPCF intends to maintain a valid Lender, Broker, Servicer license with the State of Michigan in order to Originate, underwrite, and/or Service Notes secured by Collateral that is owner-occupied. The Company and its Affiliates, aside from WMPCF, will not be required to maintain a valid consumer lending license because they do not Originate, underwrite, fund, or Service owner-occupied Notes. Notwithstanding the foregoing, if required by state or federal authorities, the Company and/or any of its Affiliates will obtain all licenses prior to Originating, underwriting, servicing, investing in or funding an owner-occupied Note.

While the Company will use its Best Efforts to comply with all laws, including federal, state, and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of lending laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to distribute income to Investors.

Investment in the Company involves certain tax and ERISA risks of which Investors should be aware.

An investment in the Company involves certain tax risks of general application to all Investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt Investors. (See “Income Tax Considerations” and “ERISA Considerations” below).

Note defaults and foreclosures may occur which could potentially adversely affect the profitability of the Company and its ability to distribute income to Investors.

The Company as a private Lender will invest in Notes and accept the risks (some of which are detailed in this Offering) that traditional lending sources typically face, including but not limited to Mortgagors who may default on those Notes. The Company may purchase or Originate Notes wherein the Mortgagors may not qualify for financing from more traditional lending sources. Notes generally require a monthly payment from the Mortgagor. Mortgagors may be unable to make such payments. Among the factors that could affect a Mortgagors ability to refinance a Note with a traditional lending source include but may not be limited to fluctuations in interest rates, unavailability of Mortgage funds, and a decrease in the value of the Collateral securing the Note.

The Company looks to the value of the underlying Collateral securing the Note and the Mortgagor’s ability to repay the Note to determine whether to purchase or Originate the Note. In addition, the Mortgagors must also be able to demonstrate their ability to meet their other financial obligations.

To determine the fair market value of the Collateral securing the Note, the Company will primarily rely on a licensed independent third-party real estate appraisal, and the Company’s own opinion of value of the Collateral. Appraisals are a judgment of an individual appraiser’s interpretation of a Collateral’s value. If the Company does not use a third-party appraiser, the Company’s Principals may determine the Collateral’s value based on their experience in the real estate industry. Due to the differences in individual opinions, values may vary from one appraiser to another. Furthermore, the appraisal is merely the value of the Collateral at the time the Note is Originated. Market fluctuations and other conditions could cause the value of the Collateral to decline over time.

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If the Mortgagor defaults on the Note, the Company may take a deed in lieu of foreclosure or be forced to purchase the Collateral at a foreclosure sale. If the Company cannot quickly sell the Collateral, or the Collateral does not produce reasonable income, the Company may not realize its intended return on its investment.

Due to certain provisions of state law that may be applicable to all Notes, if the sale of a Collateral after a foreclosure proves insufficient to repay amounts owing to the Company, it is unlikely that the Company will be able to recover any deficiency from the Mortgagor.

The recovery of funds advanced by the Company in investing in Notes and protecting its security interest may also be delayed or impaired by the operation of the federal bankruptcy laws or by irregularities in the manner in which the Note was granted. Any Mortgagor has the ability to delay a foreclosure sale for a period of several months by filing a petition in bankruptcy court which automatically stays any actions to enforce the terms of the Note. Such delays and the costs associated therewith may reduce the profitability of the Company.

The possible repeal of state usury limits could affect the Company’s profitability and cash flow.

Any Notes that are purchased or Originated by or through a Mortgage lending license are generally subject to applicable state’s usury limitation(s). The Company will not be able to purchase or Originate Notes in excess of the usury limit, potentially reducing its return on investment or forcing it to limit its lending activities or otherwise burdening its profitability and cash flow. The Company has no intention of raising interest rates for the Notes close to the relevant usury rates, and no Notes are anticipated to ever be in significant risk of violating the state usury limit.

Certain Properties may be at risk as a result of certain losses being uninsured, underinsured or not insurable.

The Company will require all its Mortgagors to maintain comprehensive homeowners’ insurance coverage of the type and amount equal or greater than the Note’s principal balance, with the Company named as first Mortgagee on the policy. There are, however, certain types of losses, generally of a catastrophic nature, such as earthquakes, governmental prohibitions, epidemics, war, and floods, which may be uninsurable or not economically insurable from which the Collateral may be at risk. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the underlying investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a Collateral after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to its Collateral. Additionally, the Company does not intend to require Mortgage insurance on Notes, which would protect the Company from losses due to defaults by Mortgagors.

Fluctuations in interest rates may affect the profitability of the Company and Investors may not be able to liquidate their investment to take advantage of higher available returns.

Mortgage interest rates may be subject to substantial fluctuations and the purchase of Membership Interests are a relatively illiquid investment. If prevailing interest rates rise above the average returns being earned by the Company’s portfolio, Investors may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on transfer and withdrawal.

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The Company, as a Lender, may be exposed to the risks of litigation by a Mortgagor, or other counterparty as a result of a Note.

The Company will act in good faith and use reasonable judgment in deciding to purchase or Originate Notes. However, as a Mortgagee or Lender the Company is exposed to the risk of litigation by a Mortgagor or other counterparty for any warranted or unwarranted allegations regarding the terms of the Note or the actions or representations of the Company in Originating, funding, or foreclosing on said Notes. It is impossible to foresee the allegations that a party may bring against the Company, but the Company will use its best efforts to avoid litigation if, in its sole and absolute discretion, it is in the best interests of the Company. If the Company is required to incur legal fees and costs to respond to any lawsuit, the costs and fees may have an adverse impact on the Company’s cash flow and profitability.

Participation with other parties in a transaction may result in lack of control as to when and how to enforce a Note default.

While the Company does not expect to participate in transactions with other parties, there is a possibility that it may do so. When participating in transactions with other parties the Company may not have control over the determination of when and how to (in the case of Notes) enforce a default action, depending on the terms of any participation agreement with other assignees. Other assignees may have varied amounts of input into such decision-making process, including (without limitation) the ultimate decision-making power on if and when to enforce a default action; or (in the case of Collateral asset activated such as development) conduct development, acquisition, rehabilitation, disposition, or sale activities. There is no certainty as to whom would be a lead Lender or lead Investor (as applicable) in a situation where the Company participates in ownership of a Note with another entity.

There are risks of government actions against the Company for alleged violations of lending laws (and other laws) which may result in high legal fees and damage awards.

While the Company will use its best efforts to comply with all laws, including federal, state, and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of (without limitation) Mortgage lending laws which may result in legal fees and damage awards that would adversely affect the Company or its Affiliates.

Risks of leveraging the Company’s Property portfolio include assigning a portion of or the entire Company’s Property portfolio as security for obtaining additional capital.

The Company may borrow funds from third-party sources (including, but not limited to, Lenders and Investors) to fund investments in Notes and Properties. These additional sources of funds may be secured by Notes and/or Property or other assets held by the Company. In order to obtain such additional funds, the Company may assign part or its entire Property portfolio to the Lender or Investor. Such borrowings may bear interest at a variable rate, whereas the Company may be Originating or purchasing fixed-rate Notes. Therefore, if prevailing interest rates rise, the cost of these funds could exceed the income earned from the borrowed funds, thus reducing the Company’s profitability or causing losses.

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Risks of Property ownership that could affect the marketability and profitability of the Properties.

There is no assurance that the Company’s owned Properties will be profitable. Because Property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of a Property. The marketability and value of Property will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;

2.	Changes in supply or demand of competing Property in an area (e.g., as a result of over-building);

3.	Changes in interest rates;

4.	The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection, and occupational safety;

5.	Condemnation and other taking of Property by the government;

6.	Unavailability of Mortgage funds that may increase borrowing costs and/or render the sale of a Property difficult;

7.	Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of Property;

8.	Changes in real estate taxes and any other operating expenses;

9.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;

10.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment, and undeveloped Properties.

The Company anticipates that it will invest in existing Property that may require varying degrees of renovation, development, or redevelopment. In addition, some Properties may be under construction or under contract to be renovated, developed, or redeveloped. Property that involves renovation, development or redevelopment may be subject to the general real estate risks described above and may also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

1.	Strikes;

2.	Adverse weather;

3.	Governmental prohibition;

4.	Epidemics;

5.	Earthquakes and other "force majeure" events;

6.	Changes in building plans and specifications;

7.	Zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

8.	Material and labor shortages;

9.	Increases in the costs of labor and materials;

10.	Changes in construction plans and specifications;

11.	Rising energy costs;

12.	Delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed);

13.	Environmental issues such as may be found in a Phase I report.

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Delays in completing any development, redevelopment, or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such Property.

Commercial Properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public Properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a Property investment may not be in compliance with the ADA. If a Property is not in compliance with the ADA, then the Company may be required to make modifications to such Property to bring it into compliance, or face the possibility of imposition, or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the Properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences for the Company.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

The Company may encounter changes in its operating environment and the Company may have fewer resources than its competitors to continue to adjust to these changes. The operating environment of the Company may incur rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success of the Company may depend, in part, upon the ability of the Company to address the needs of its Mortgagors and Investors. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

The Company’s Operating Agreement contains Exclusive Forum, Mandatory Mediation and Arbitration, Waiver of Jury Trial Provisions

Section 19.12 Choice of Venue of the Operating Agreement requires that all suits and comparable legal actions relating to the Operating Agreement be brought solely in the U.S. District Court for Kent County, Michigan. Section 19.9 Mandatory Meditation and Section 19.10 Arbitration of the Operating Agreement require that any and all disputes, claims or controversies arising out of or relating to the Operating Agreement shall be submitted to JAMS or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Section 19.10.17 Waiver of Court & Jury Rights of the Operating Agreement limit the right to litigate claims through a court solely before a judge, and Members voluntarily waive their rights to a trial by jury in any litigation relating to the Operating Agreement, the Units, or the Company. None of these provisions apply to actions arising under the federal Securities Act or Exchange Act.

These provisions may (1) increase the costs for an investor to bring a claim, (2) limit access to information relative to litigation, (3) discourage the bringing of claims, and (4) limit investors’ ability to bring a claim in a judicial forum that they find favorable.” While there is case law supporting the enforceability of such provisions, there does appear to be a split of authority suggesting that these sorts of provisions are not always enforceable under federal and state law. To the extent these sections of the Operating Agreement are ruled unenforceable, the Company would abide by such ruling.

DILUTION

JosephArden Enterprises, LLC, an Affiliate owned by the Principals, owns the Class B Membership Units, representing 100% of all Class B Membership Units, which constitutes a 15% ownership interest of the Company. JosephArden Enterprises, LLC was granted these Class B Membership Units in 2024 for $1,000.00. Class B Membership Units are not offered through this Offering.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal (www.benchmarkmi.com) to invest.

The Company has retained ICON Capital Group, LLC (the “Broker Dealer” or “ICON”) as a FINRA registered broker-dealer for its services in this transaction. Other broker-dealers, who are also FINRA registered broker-dealers (the “Soliciting Dealers”), if any, may also provide services and are part of the disclosures made in this Offering Circular. These provisions apply to all FINRA members participating in this Offering, including, but not limited to, ICON.

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ICON is not purchasing any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Membership Interests. However, ICON has agreed to use their Best Efforts to arrange for the sale of the Membership Interests offered through this Offering Circular. In addition, ICON may engage other brokers to sell the Membership Interests on the Company’s behalf. ICON will receive compensation for sales of the Membership interests.

As of the date of this Offering Circular, unless otherwise permitted by applicable law, the Company does not intend to accept subscriptions from Investors in this Offering who reside in certain states, unless the Company’s FINRA-member Broker Dealer or Soliciting Dealer(s) are approved consummate and process sales to Investors in such states. The Company reserves the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from Investors residing in such states identified above.

The Broker Dealer, as part of its services agrees to provide consultation/advisory services, marketing, data analytics, background checks, subscription agreement review, investment limit review, registered agency, and back-office activities, as well as introduce the offering to Investors and manage any operational and compliance functions needed to process those Investor’s subscriptions for the Offering. Broker Dealer may also handle additional services pertaining to management of other Soliciting Dealers, including but not limited to finding and managing coordinated activities, providing marketing review services, and accounting and commission payment processing.

Broker Dealer has also agreed to perform the following services in exchange for the compensation discussed below:

a. Review Investor information, including KYC data, AML, OFAC compliance background checks;

b. Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering, and provide confirmation of completion of such subscription documents to Company;

c. Contact and/or notify Company, if needed, to gather additional information or clarification on an Investor;

d. Not provide any investment advice or any investment recommendations to any Investor;

e. Keep Investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under the agreement with the Company (e.g. as needed for AML and background checks);

f. Coordinate with third-party providers to ensure adequate review and compliance;

g. Provide or coordinate the provision by a third-party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;

h. Training and oversight of licensed sales personnel associated with the Offering;

i. Blue sky filing on behalf of Company;

j. Escrow provided by Wilmington (agreement directly with Company and paid for by Company);

k. Transfer Agent services provided by KoreTransfer (agreement directly with Company and paid for by Company); and

l. Payment rail services provided by vendor via agreement directly with Company and paid for by Company.

For the services described above, the Broker Dealer has received receive a one-time due diligence fee of $2,500.00 for out of pocket expenses, due and payable upon execution of agreement between ICON and the Company. ICON will refund a portion of such an advance to the extent it was not used, incurred, or provided to the Client. The Company will also compensate ICON for the services by payment of a fee equal to six percent (6%) of the aggregate amount raised by the Company in the Offering. The Company will also engage ICON as a consultant to provide ongoing general consulting services related to the Offering, and pay ICON a one-time fee of $7,500.00 to be paid after the receipt of all regulatory approvals for the Offering.

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The aggregate Broker Dealer fees for the services above will not exceed $10,000.00, in addition to the six percent (6%) commission the aggregate amount of gross proceeds from its services activity.

Until subscriptions for a total of $1,000,000.00 are received and accepted, all Proceeds will be deposited in an escrow account. Upon receipt and acceptance of subscriptions to a minimum of $1,000,000.00, the Proceeds will be released to the Company.

The Principals, employees, and Manager of the Company are primarily engaged in the Company’s business of purchasing or Originating Notes, purchasing, renovating, selling, renting, holding for appreciation or developing Property, and none of them are, or have ever been, brokers nor dealers of securities, with the exception that Mr. Harding held Series 7 and 66 licenses from 2001 through 2009. The Principals, employees, and Manager will not be compensated in connection with the sale of Membership Interests through this Offering. The Company believes that the Principals, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Principal or employee, is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of Exchange Act at the time of their participation; (2) no Principal or employee will be compensated in connection with his participation by the payment of commissions or by other renumeration based either directly or indirectly on transactions in connection with the sale of Membership Interests through this Offering; (3) no Principal, or employee, is an associated person of a broker or dealer; (4) the Principals and employees, primarily perform substantial duties for the Company other than the sale or promotion of the Membership Interests; (5) no Principal or employee, has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Principal or employee, will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

The Company will also publicly market the Offering using general solicitation through methods that include emails to potential Investors, the internet, social media, and any other means of widespread communication.

The Offering Circular will be furnished to prospective Investors via download 24 hours per day, seven (7) days per week on the Company’s website at www.benchmarkmi.com and via the EDGAR filing system.

The following table shows the total discounts and commissions payable to the Broker Dealer.

	Price Per Unit	Total Offering
Public Offering Price	$1.00	$50,000,000
Placement Agent Commissions	$0.06	$3,000,000
Proceeds, Before Expenses	$0.94	$47,000,000

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USE OF PROCEEDS

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on owner-occupied 1-4 family residential Collateral located in the State of Michigan, primarily in West Michigan as Originated and/or brokered by Affiliates or third party Mortgage loan Originators; (ii) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on non-owner-occupied 1-4 family residential and commercial Collateral located in the State of Michigan, primarily in West Michigan as Originated or brokered by BCM or third party Mortgage loan Originators; (iii) to acquire, develop, renovate, hold, and/or sell owner and non-owner-occupied Property located in the State of Michigan, primarily in West Michigan; (iv) to purchase, renovate, develop, and rent Property located in the State of Michigan, primarily in West Michigan; (v) to fund, purchase, sell, and otherwise acquire Notes for new construction on 1-4 family residential owner and non-owner residential Collateral; (vi) to fund, purchase, sell, develop, renovate, and/or broker other investments secured by owner and non-owner-occupied, and commercial Property located in the State of Michigan, primarily in West Michigan; and (vii) and any activities reasonably related to the foregoing.

(See “Lending Standards and Policies” and “General Standards for Purchasing Properties” below).

The net Proceeds from this Offering will not be used to compensate or otherwise make payments to Principals, the Manager, Affiliates, or Members of the Company, unless and to the extent as otherwise stated below. All Offering Proceeds raised by the Company and the Manager will be sourced from business conducted per the Operational Plan set forth below.

	Maximum Offering Amount	Percentage of Proceeds
Gross Offering Proceeds	$50,000,000	100%
Estimated Commissions	$3,000,000	6.0%
Organization Fee	$100,000	0.2%
Net Deployable Proceeds	$46,900,000	93.8%

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned use of funds for the Company’s operations and current investment objectives. The Company will not raise funds from other sources in order to achieve its investment objectives, except the possible use of leverage from traditional lending sources or trusted financiers. Notwithstanding the foregoing the Company may borrow funds from traditional funding sources and trusted financiers to fund its investments, who are not identified at this moment as the Company does not have any agreements in place with any lending source.

A substantial portion of the Proceeds from the Offering have not been allocated for a particular purpose or purposes other than as is described above. The Company anticipates approximately 93.8% of the Offering Proceeds will be used for the intended uses as described above, with the exception of approximately $388,212.00 of pre-Offering expenses to be reimbursed to an Affiliate. The Company currently has $388,212.00 of debt owed to Affiliate WMPCF. Upon raising of the Minimum Offering Amount and the release of funds from escrow, this debt will be paid to WMPCF.

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This Offering is being made on a “Best Efforts” basis. If the Maximum Offering Amount is not reached the intended Use of Proceeds will not change. The Manager will still direct the Company to use the Net Deployable Proceeds (as stated above) in the following manners: (i) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on owner-occupied 1-4 family residential Collateral located in the State of Michigan primarily in West Michigan as Originated and/or brokered by Affiliates or third party Mortgage loan Originators; (ii) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on non-owner-occupied 1-4 family residential and commercial Collateral located in the State of Michigan, primarily in West Michigan as Originated or brokered by BCM or third party Mortgage loan Originators; (iii) to acquire, develop, renovate, hold, and/or sell owner and non-owner-occupied Property located in the State of Michigan, primarily in West Michigan; (iv) to purchase, renovate, develop, and rent Property located in the State of Michigan, primarily in West Michigan; (v) to fund, purchase, sell, and otherwise acquire Notes for new construction on 1-4 family residential owner and non-owner residential Collateral; (vi) to fund, purchase, sell, develop, renovate, and/or broker other investments secured by owner, non-owner-occupied and commercial Property located in the State of Michigan, primarily in West Michigan; and (vii) and any activities reasonably related to the foregoing. In the case where the Maximum Offering Amount is not reached, the Proceeds will not be able to purchase as many assets, however the uses will remain the same as if the Maximum Offering Amount is reached. No proportions for use of the Net Deployable Proceeds for items (i)-(vii) (above) have been determined as of the date of this Offering Circular.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Company Business

The Company intends to operate as a real estate company and private Lender specializing in 1-4 family residential Properties for both real estate activities and lending activities. The Company intends to utilize wholly controlled Affiliates and non-affiliated third-party entities including but not limited to (i) licensed Mortgage Brokers, Lenders, and Servicers to Originate, Service, and/or Broker Notes which the Company will fund, hold, and/or sell; (ii) licensed real estate Brokers to assist the Company in purchasing, selling, developing, renovating, redeveloping, and managing the Properties in its portfolio.

The Company intends to operate only in the State of Michigan, focusing most of its revenue-generating operations in West Michigan due to the experience and relationships of the Manager and Principals in the region. The Manager may designate Affiliates and non-affiliated third parties, who have established customers and clients, to market, broker, Originate, and Service the Notes, in an effort to assist the Manager in deploying the Company’s capital throughout West Michigan.

BCM II (Fund Manager) Business

BMC II will act as the Manager of the Company. BCM II is a manager-managed limited liability company. BCM II is managed by BCM which is also a manager-managed limited liability company. Mr. Matthew J Fox is the Manager of BCM. The aforementioned Principals of BCM have extensive experience in the real estate and financing industries (See section titled “Principals” below). BCM II was formed in 2021 by the Principals of BCM. BCM and its Principals have been operating under different iterations and entities since 1986.

After the Proceeds of this Offering are raised, the Manager intends to implement its operational strategy to utilize Company’s assets for the following activities: (i) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on owner-occupied 1-4 family residential Collateral located in the State of Michigan primarily in West Michigan as Originated and/or brokered by Affiliates or third party Mortgage loan Originators; (ii) to fund, refinance, purchase, sell, and/or otherwise acquire Notes on non-owner-occupied 1-4 family residential and commercial Collateral located in the State of Michigan, primarily in West Michigan as Originated or brokered by BCM or third party Mortgage loan Originators; (iii) to acquire, develop, renovate, hold, and/or sell owner and non-owner-occupied Property located in the State of Michigan, primarily in West Michigan; (iv) to purchase, renovate, develop, and rent Property located in the State of Michigan, primarily in West Michigan; (v) to fund, purchase, sell, and otherwise acquire Notes for new construction on 1-4 family residential owner and non-owner residential Collateral; (vi) to fund, purchase, sell, develop, renovate, and/or broker other investments secured by owner, non-owner-occupied and commercial Property located in the State of Michigan, primarily in West Michigan; and (vii) and any activities reasonably related to the foregoing. All services provided by the Manager on behalf of or for the Company will be fee based and will conform to market rates for the same or similar services. (See the “Compensation of the Manager” section below.) (See “WMPCF Business” below).

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History of Benchmark Capital Management II and its Predecessors since 1986

BCM II was formed in 2021 as a manager-managed limited liability company by the Principals of BCM. BCM is a licensed real estate Broker in the State of Michigan and has been operating under different iterations and entities since 1986 originally under the name Benchmark Investment Brokers, Inc. The 1980’s brought about a period of high Mortgage interest rates that eliminated the ability of many residential home buyers from being able to afford to purchase a new primary residence through traditional Mortgage financing. In Michigan this led to the advent of single-family owner-occupied Properties being sold via seller-held financing as an option to selling their Properties that they otherwise would not be able to sell. However, in many cases these sellers did not wish to hold these positions and wished to sell or cash out of them. BCM’s primary focus of business from 1986 through the late 1990’s was to Broker the sale of these seller financing interests to individual private investors or institutional investors such as insurance companies, banks, and other institutional investors. It was during this period specifically 1988 that Matthew J. Fox joined BCM. As Mortgage interest rates fell from the 1980’s through the 1990’s fewer primary residences were sold with seller financing.

With its established relationships with private investors, BCM transitioned from the brokering of seller-held financing to investing funds in direct lending to Mortgagors who could not qualify for Mortgages from traditional lending sources. These Mortgagors included the self-employed, Mortgagors with credit scores that did not meet Fannie Mae of Freddie Mac qualifications, landlords, property renovators, and Mortgagors purchasing Properties that did not qualify for traditional types of loans.

As Michigan Mortgage licensing laws were changing in the early 2000’s, the Principals of BCM, decided to change its investment model from being an individual investor, as the Mortgagee directly lending to a Mortgagor, to a single licensed entity whereby its current investors could invest without being individually licensed. The Principals, who now included Todd A. Harding who joined BCM in 2009, formed WMPCF with BCM as its manager and began its operations in April 2009. WMPCF is licensed in the State of Michigan as a Mortgage Broker, Lender, Servicer under Act No. 173, Public Acts of 1987, as amended, the Brokers, Lenders, and Servicers Licensing Act. BCM has and continues to manage WMPCF and invests its funds for direct lending or funding of Notes, purchase and management of 1-4 family rental Property, Property renovation and sale, and any other real estate investment activities BCM deems an appropriate investment for WMPCF.

WMPCF Business

WMPCF commenced operations on April 1, 2009. WMPCF is a member-owned Michigan limited liability company and nonreporting company under the Securities and Exchange Act of 1934, as amended. The units of WMPCF are not registered under any state or federal securities laws. Instead, they are offered pursuant to exemptions from the registration found at Section 4(2) of the Securities Act of 1933, as amended (Securities Act), Rule 506 of Regulation D, and federal pre-emption of state registration found at Section 18 of the Securities Act. WMPCF is a licensed Lender, Broker, and Servicer pursuant to Act No. 173, Public Acts of 1987, as amended, the Brokers, Lenders, and Servicers Licensing Act (License Number: FL-0016833, NMLS ID 248549, Effective 07/31/2009). This license permits WMPCF to act as a broker, Lender, and Servicer for 1-4 family owner-occupied residential Notes. The Company intends to utilize WMPCF to act as the Broker and Originator of owner-occupied Notes funded by the Company. WMPCF also will act as Servicer for non-owner-occupied Notes funded by the Company.

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WMPCF is a manager-managed limited liability company managed by BCM. WMPCF has engaged in the (i) funding, refinancing, purchasing, sale, Origination, marketing, sale, and acquisition of Notes on 1-4 family owner and non-owner-occupied residential and commercial Collateral located in the State of Michigan, primarily West Michigan; and, (ii) the acquisition, development, renovation, renting, and selling Property located in the State of Michigan, primarily West Michigan.

Since its founding, WMPCF has steadily increased its earnings using its own capital to operate and fund its business activities. From 2021 through 2023, WMPCF had the statistics as contained in the following table:

Year	Private Notes Originated by WMPCF	Private Notes Serviced by WMPCF on December 31 of Year	Total Loans and Notes on December 31 of Year
2021	$5,235,653	130	$14,002,146
2022	$9,835,535	131	$18,040,071
2023	$10,225,700	139	$22,049,885
	Unaudited	Unaudited	Unaudited

The Company’s Principal Products and Services

The Company anticipates the following revenue streams:

1.	The Company intends to purchase existing Notes or Originate new Notes on 1-4 family residential Collateral, utilizing its private lending function, both internally, and through Affiliates and third-party Originators or Brokers. The Company will hold the Mortgagee interest in said Notes for interest income generation and intends to outsource the servicing of the Notes to Affiliate WMPCF. The Company anticipates this activity to be the primary source of revenue when the Company commences operations.

2.	The Company intends to acquire 1-4 family residential Property for long-term rental to tenants. Rent rates for rental Properties will be set at market rates for the region or sub-region in which the Property lies. The Company will own the Properties for rental income generation and appreciation and intends to outsource the Property management to Affiliate, Benchmark Property Management, LLC (BPM).

3.	The Company intends to acquire 1-4 family residential Property for investment opportunities in the renovation and new construction market. The Company will own the Properties for the purpose of future sale to generate capital gain opportunities.

4.	The Company may consider investment in multi-family, land development, or commercial Property markets as opportunities and excess capital may exist if in the Company’s sole judgment these opportunities present the probability for outsized gains for the Company. However, the Company does not anticipate this type of opportunity to be a significant or material part of the Property investment portfolio.

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All revenue generated from the various revenue streams will be kept within the Company, less applicable fees to the Manager, any joint venturers, and to Affiliates and other operating expenses. (See “Compensation of the Manager” below.)

Purchasing of the Notes from Affiliates

The Company intends to purchase Notes as Originated by its wholly-controlled Affiliates and nonaffiliated third parties. These Affiliates and nonaffiliated third parties will Originate Notes with Mortgagors. The Company will provide funds to purchase the Notes. When the Company purchases a Note Originated and closed by an Affiliate or nonaffiliated third-party Originator, the Notes will be assigned to the Company. The Company will become the Mortgagee on the Notes and all revenues from these Notes will be received by the Company (less a servicing fee paid to the Servicer).

Customer Profiles of Mortgagors

The Company intends to utilize its business relationship with its Affiliates, with respect to the Company’s investments in purchasing or Originating owner-occupied Notes, direct Origination on non-owner-occupied Collateral, all activities involved with the sale and purchase of Property that requires licensed real estate brokers and the management and leasing of income Property. The Company intends to utilize its Affiliates to help fulfill the investment objectives of the Company. The Affiliates have and continue to review and adjust the profile of their Mortgagors and Collateral profiles used as Collateral and/or used for income-producing Properties. The Company’s profile of Mortgagors includes, but is not limited, to Mortgagors, that for reasons determined by traditional banks/Mortgage companies/credit unions, do not qualify for Notes funded through, including but not limited to, the following loan types: conventional, FHA, VA, MHSDA, or Rural Development. The Company’s underwriting criteria focuses on Mortgagors who the Company deems to have an ability to repay the Notes. Some common events or circumstances that may disqualify a Mortgagor from obtaining the aforementioned traditional financing include, but are not limited to: (1) being able to prove self-employment income, (2) a recent health issue that may have interrupted continuous employment, (3) a Mortgagor’s employer going out of business causing interruption in employment, (4) divorce, death of a spouse or significant other, (5) bankruptcy caused by unforeseen circumstances, or (6) Collateral types that are not acceptable to other Lenders, including but not limited to those that are purchased for renovation and resale, rental Property, or certain types of vacant land.

By targeting this “niche” market of Mortgagors and Collateral, the Company intends to position itself as a key provider of capital in the private lending market in West Michigan.

The Company intends to primarily utilize its Affiliates to facilitate its lending and financing operations. Therefore, the Company anticipates the majority of direct sources of the Notes it will Originate or purchase will be from BCM and WMPCF. These Affiliates will use the Company’s specific underwriting profiles for potential Mortgagors. Generally, these Mortgagors will be unable to qualify for financing from traditional conventional sources including but not limited to FHA, VA, conventional, or other Fannie Mae or Freddie Mac products. However, in the opinion of the Company these Mortgagors have demonstrated an ability to repay the Note. (see “Lending Profiles” below). The Company will accept Notes issued to both individuals and entities. Any Notes purchased or Originated by the Company that was issued to an entity will require a personal guarantee from its officers, members, partners, managers, or other controlling parties. With respect to Notes issued to entities, the entity must be in good standing with the State of Michigan and/or the state of incorporation.

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Lending Profiles

The Company intends, primarily, to fund or invest in Notes for two Collateral types, owner-occupied 1-4 family residential and non-owner-occupied 1-4 family residential. The Company considers the Collateral to be “owner-occupied” if any owner of the borrowing entity intends to reside in the Collateral. The non-owner 1-4 family residential Collateral will typically be either rental Property or Property to be renovated and sold.

The Company will consider lending on or purchasing Collateral types other than 1-4 family residential as opportunities present themselves. Any other Collateral types that are not categorized as 1-4 family residential will not be the primary objectives of the Company and are not expected to constitute a significant part of the Company’s overall portfolio.

Notes for Owner-Occupied Collateral – West Michigan Private Capital Fund I, LLC

Notes for owner-occupied Collateral that the Company intends to purchase will be brokered, Originated, and Serviced by WMPCF or other appropriately licensed third party entities. WMPCF holds a license from the State of Michigan (License Number: FL-0016833, NMLS ID 248549, Effective 07/31/2009) permitting WMPCF to act as a Broker, Lender, and Servicer for Notes on owner-occupied 1-4 residential Collateral. The Company intends to contract with WMPCF to Service any Notes it has in its portfolio and will pay market rate fees for Servicing these Notes (See “Compensation of the Manager” below). The Company does reserve the right to have other licensed third-party Service entities Service some or all of its owner-occupied 1-4 family residential Notes. The Company does not intend to pay WMPCF or any other licensed Mortgage broker or Lender a brokerage or Origination fee for brokering Notes. Origination or brokerage fees are generally paid by the Mortgagor.

The Company’s investment objectives requires that any Collateral for owner-occupied Notes the Company purchases will approximately follow the loan-to-value ratio(s) in accordance with the table below. The Company’s underwriting guidelines requires the Collateral be appraised by a third-party licensed appraiser. The Company, as a Private Lender, intends to purchase Notes with interest rates higher than those set by traditional Lenders, however these rates will conform to the rules and regulations set forth by the Consumer Financial Protection Bureau (“CFPB”) to qualify as a Section 35 loan and Qualified Mortgage. The Company does not intend for the Notes it purchases to contain any of the following terms or conditions: (1) balloon payments, (2) negative amortization, (3) prepayment penalties, or (4) other terms that would disqualify the Note from being a Qualified Mortgage pursuant to the CFPB. The Manager intends the owner-occupied Notes purchased by the Company to be thirty (30) year conventional Mortgages, but retains the right to offer variable terms for owner-occupied Notes.

Notes for Non-Owner-Occupied Collateral– Benchmark Capital Management

The Company intends to purchase or Originate Notes for non-owner-occupied Collateral for its own portfolio that are Originated and/or brokered by its Affiliates or other licensed third-party brokers. State licensure for non-owner-occupied Notes is not required by the State of Michigan, enabling the Company’s non-licensed Affiliates to act as the Originator and/or Broker for these types of Notes. The Company intends to have WMPCF Service these Notes, even though this will not preclude or limit the Company from using other third-party Servicers in the future. (See “Compensation of the Manager” below). The Company does not intend to pay any of its Affiliates or any other licensed Mortgage Broker or Lender a Brokerage or Origination fee for brokering Notes. Origination or brokerage fees are generally paid by the Mortgagor.

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The Company’s investment objectives for Collateral for non-owner-occupied Notes the Company purchases or Originates will approximately follow loan-to-value ratio(s) in accordance with the table below.

Any other Notes the Company intends to purchase or Originate whose Collateral is not classified as 1-4 family residential, may have Collateral classified as commercial, vacant land to be developed, or other Collateral the Company deems in its opinion to have potential for an outsized return. The Company as a Private Lender intends to charge interest rates on these Notes as determined on a case-by-case basis. The Company may include balloon payments or prepayment penalties within the terms of the Notes for the non-owner-occupied Collateral. The term of the Notes may vary and may include interest-only payments or may amortize the Note, typically with a 30-year amortization.

Loan-to-Value Guidelines

The Company intends to purchase or Originate Notes with loan-to-value (“LTV”) ratios as set forth in the table below. Though not the only assessment of risk, the LTV ratio is one of the most important factors considered by the Company when deciding whether or not to approve an application by a perspective Mortgagor. The LTV ratio is calculated by dividing the amount borrowed by the value of the Collateral designated as the collateral for the Note. To determine the value of the Collateral, the Company will use appraised values from licensed third-party appraisers. In addition, BCM, acting under the direction of the Company as a licensed real estate broker, intends to conduct its own determination of value based on its vast experience and compare its data with the licensed appraiser. Based on the findings of the licensed appraiser and that of BCM, the Company may accept the licensed appraiser’s value of the Collateral, choose to use the value as determined by BCM or except a combined value the Company determines is the most accurate pursuant to its underwriting guidelines. Determination of the source of the LTV will be at the sole discretion of the Company.

Notwithstanding the foregoing, the Company may exceed the below-stated LTV ratios if the Company determines in its sole business judgment that Originating or purchasing a Note with an LTV in excess of the amounts listed below is warranted by the circumstances of that particular application, such as being able to secure multiple pieces of Collateral, called “cross-collateralization”, personal guaranties, prior loan history with the Mortgagor, market conditions, or other compensating factors that would support the Company in making its decision in the best interest of the Company. The Company, in determining the value of any Collateral that a Mortgagor intends to develop, redevelop, or renovate as part of its guidelines requires an appraisal with both a current “as is” value along with an “after repaired value”. The Company disburses funds to the Mortgagor in these types of transactions as evidence in its or the underwriters, most generally BCM, sole professional judgment warrants as the development, redevelopment, or renovation progresses to maintain the LTV Ratio’s outlined in the table below.

Type of Collateral	Target LTV Ratio: Maximum LTV Ratio
1-4 Family Owner-Occupied Residential Collateral	Target - 75%: Maximum to be determined by the Company based on its underwriting experience and structure of the loan and/or transaction.
1-4 Family Non-Owner-Occupied Residential Collateral	Target - 70%: Maximum to be determined by the Company based on its underwriting experience and structure of the loan and/or transaction.
Collateral to be Renovated, Developed, or Redeveloped	Target - 70% of “as is” value at inception of the Note and 70% of “after repair value” when the Note is fully funded: Maximum to be determined by the Company based on its underwriting experience and structure of the loan and/or transaction.
Commercial Collateral	Target - 70%: Maximum to be determined by the Company based on its underwriting experience and structure of the Note and/or transaction.

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No Unsecured or Personal Loans

The Company will exclusively engage in the purchase or Originating of Notes used in conjunction with the purchase, refinance, renovation, development, or redevelopment of Collateral. The Company will not engage in unsecured or personal loans.

Minimum and Maximum Loan Amount

The Company will not purchase or Originate Notes lower than $10,000.00 pursuant to Mich. Comp Laws 445.1602(4) (1993) and to WMPCF’s Notices to Inquirers and Loan Applicants. The Company does not intend in the normal course of business to purchase or Originate Notes in amounts greater than $500,000.00. The Company in its sole discretion may purchase or Originate Notes in amounts greater than $500,000.00 if it determines that it is in the best interest of the Company.

Title Insurance

All the Notes Originated or purchased by the Company will be required to have a Mortgage or Lender’s title insurance policy insuring the Company for the full Note amount. These title policies are paid for by the Mortgagors. Every title insurance policy will be required to name the Company as the insured. Each title policy will have a coverage amount of the original principal amount borrowed by the Mortgagor. Any derivations from this may be approved at the sole discretion of the Company based on the facts and circumstances of any given transaction.

Private Mortgage Insurance (PMI)

The Company does not intend to purchase or maintain any private Mortgage insurance (PMI) policies as of the date of this Offering Circular.

Homeowners Insurance

The Company will mandate that all its Mortgagors must maintain a homeowners insurance policy in an amount at least equal to the principal balance of the Note. The Company is to be named as Mortgagee on all such policies.

The Company intends to maintain dwelling and liability insurance policies for all Property owned by the Company. The minimum limits of such policies will be equal to at least the purchase price of each Property or an amount determined by the insurance underwriter if greater than the purchase price.

Foreclosure Procedures

Statutory guidelines for foreclosures in Michigan are to be followed by the Company until the underlying Collateral is liquidated and/or the account is brought current. Any costs of this process are to be posted to the Mortgagor’s account for reimbursement to the Company. If a Note is foreclosed upon and the Collateral reverts back to the Company, the Company will be responsible for paying the costs and fees associated with the foreclosure process, maintenance and repair of the Collateral, Service of senior liens and resale expenses.

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Property Profiles for the Company

It is the intention of the Company to use Proceeds from this Offering to acquire non-owner-occupied Property. The Company may rent, renovate, develop, redevelop these Properties as it deems in the best interest of the Company. The Principals of the Company intend to utilize longstanding relationships they have cultivated over the years with real estate brokers, agents, and other real estate professionals within West Michigan to accomplish this investment objective.

The Company will focus its acquisition, rental, renovation, development, redevelopment, and disposition activities on the following Property types:

(1)	Single Family Residential Properties
(2)	2-4 Family Residential Properties
(3)	Multi-Family Rental Property on a limited basis
(4)	Commercial Properties on a limited basis
(5)	Vacant land for development on a limited basis

Single Family Residential Properties Profile

The Company intends to primarily focus its Property acquisition, disposition, development, redevelopment, renovation, and rental activities on single family residential Properties located in West Michigan. The Company will acquire these Properties through traditional acquisition efforts.

The Company’s decision to acquire one or more Properties for acquisition, disposition, development, redevelopment, renovation, and rental activities will be based on but not limited to, the asset’s current and projected capitalization rates, anticipated costs such as repairs, income tax considerations, and projected risk and overall returns to the Company.

2-4 Family Residential Properties

The Company intends to seize upon opportunities with regards to 2-4 family residential Properties in its Property acquisition, disposition, development, redevelopment, renovation, and rental activities; however, such activities with respect to 2-4 family Properties will not be the Company’s primary focus. Activities of this sort (regarding 2-4 family Properties) will be targeted in West Michigan. The Company reserves the right to pursue and acquire or invest in larger multi-family Properties in its sole discretion.

As with single family Properties the Company’s decision as to whether to acquire a 2-4 or multi-family Property to be held for rental income will be based on but not limited to its current and future projected cap rates, repairs, and income tax considerations along with its projected value at the time of sale. Any Properties acquired for renovation and sell projects will be risk assessed by the Company as to its probability of generating an outsized gain rather than if the funds invested in the Property were to be invested in a Note or other transaction.

Commercial Properties

The Company intends to act upon opportunities with regards to commercial Property in its acquisition, disposition, development, redevelopment, renovation, and rental activities; however, such activities with respect to commercial Property will not be the Company’s primary focus. The Company only intends on conducting such activities with respect to commercial Property if the Company in its sole discretion discerns that the balance between the downside risk and upside gain of a commercial project grants the Company the ability to obtain an outsized gain. The Principals of the Company in addition to their own experience may also rely on commercial real estate brokers, accountants, commercial real estate attorneys, and other experts in the commercial real estate industry for help in determining whether or not to proceed with any Note against or purchase of any commercial Property for the Company’s portfolio.

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Special Purpose Entities

The Company may establish Special Purpose Entities (if singular “SPE”, if plural “SPEs”) for the sole purpose of acquiring, purchasing, disposing of, transferring, developing, redeveloping, renovating, and/or renting one or more Properties. Every SPE is intended to be a wholly-owned or wholly-controlled subsidiary; however, the Company may create or have an interest in a SPE that is neither wholly-controlled nor wholly-owned by the Company (in the case of joint ventures with Affiliates or third parties). The Company has the sole and absolute discretion as to whether it will utilize an SPE structure for any transaction. Furthermore, the Company has sole and absolute discretion as to the structuring, including fee schedules, compensation, and governance, of any SPE, including those partially owned by third parties.

Market for Company Products and Services

The Company will seek to purchase or Originate Notes Originated through Affiliates and third-party Mortgage Brokers/Originators/Lenders in the West Michigan private lending market. The Principals of the Company have established long-term relationships with real estate professionals, property managers, real estate developers, and contractors and other financing Servicers/sources to become one of the leading private Lenders for 1-4 family residential Collateral in West Michigan. Because of the niche lending market the Company intends to operate within, the long-term relationships cultivated by the Principals of the Company will be instrumental in establishing and gaining market share.

The Notes the Company will purchase or Originate are varied, flexible and designed to help the needs of the unique Mortgagors the Company intends to lend to. This allows the Company to design Note products and underwriting requirements that are not as rigid as traditional lending sources.

Notes for 1-4 family owner-occupied residential Collateral will only be purchased or Originated if they meet the regulatory qualification of a Qualified Mortgage according to the Mortgage Act. This means the interest rates of the Notes may be higher than conventional lending sources. These Notes will be amortized at fixed terms of thirty (30) years in length. Notes with amortization terms other than thirty (30) years may be considered on a case-by-case basis.

The Company intends to provide borrowing opportunities to real estate investors, contractors, property managers, and real estate developers who may not be able to or do not desire to use conventional lending resources. The Notes for non-owner-occupied Collateral may contain higher interest rates and can be structured with flexible terms to meet the needs of these Mortgagors.

The Company also intends to be opportunistic and use Company funds to purchase Properties that may need to be renovated, redeveloped, or developed with an option to either resell the Property or include it in the Company’s Property portfolio.

The Company is particularly well-positioned in the State of Michigan to act as a major capital source for Notes brokered, Originated, and Serviced by both Affiliates and third-party Brokers. The Company’s Affiliates have multiple years’ experience with respect to seeking out and closing Notes with Mortgagors that fit within the Customer Profile (see “Customer Profile” below). Even though the Company will seek to purchase or Originate Notes throughout the State of Michigan, the Company’s Affiliates have existing market penetration in West Michigan specifically in and around the city of Grand Rapids. The Company intends to focus initial operations in the following counties:

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West Michigan Market Population Information*

County Name	Population (est. 2022)	Households 2022
Kent	659,083	256,173
Ottawa	300,873	111,425
Kalamazoo	261,173	108,397
Muskegon	176,565	67,255
Allegan	121,210	45,890
Montcalm	67,433	25,218
Barry	62,581	27,466
Newaygo	50,130	24,286

County Name	Housing Units Est. 2022*	Owner-Occupied housing unit rate*	Owner-Occupied Median Value per housing unit*
Kent	268,692	68.8%	$281,200
Kalamazoo	114,832	63.6%	$320,900
Ottawa	117,721	76.4%	$313,800
Muskegon	75,189	78.5%	$182,400
Allegan	52,612	86.2%	$255,100
Montcalm	28,123	81.8%	$183,400
Barry	27,466	86.2%	$223,600
Newaygo	24,689	85.6%	$165,000
Ionia	24,869	80.6%	$199,500

* All data was sourced by the United States Census Bureau. All data contained in this table can be found on census.gov.

DESCRIPTION OF PROPERTY

The Company does not own any business personal property of any material significance, nor does it own any Property. BCM leases office space in Grand Rapids, MI, which the Company will in turn sublease on a pro rata basis. The Company intends to begin building its Note and Property portfolio using the Proceeds as soon as the funds are released from escrow.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company has not commenced operations. All financial activity since date of inception has been the accumulation of legal and other formation costs totaling $388,212.00 through the year ended December 31, 2023. This is stated as an “intercompany payable” on the Audited Financial Statements for the period Ended 12/31/23. This amount is payable to WMPCF, who paid the legal and formations costs on behalf of the Company. It is not anticipated additional legal and other formation costs will be material.

The Company intends to reimburse all formation costs, including legal, marketing, and accounting expenses incurred, to affiliate WMPCF upon the release of the Proceeds from escrow.

Plan of Operations

After the Company raises the Proceeds from this Offering, the Company intends on deploying those Proceeds in the manner as specified in the “Use of Proceeds” and “Description of the Business” sections. The Principals will endeavor to direct the Company to begin operations as soon as the Proceeds can be deployed in the marketplace.

EXECUTIVE PRINCIPALS AND SIGNIFICANT EMPLOYEES

The Manager of the Company is Benchmark Capital Management II LLC, a Michigan Limited Liability Company. The Manager will direct the affairs of the Company. The Manager of the Manager is BCM. The Principals of BCM and the Company are as described below:

Principals of the Manager

Name	Position	Age	Term of Office*	Approximate Hours per week
Matthew J. Fox	Chief Executive Officer and Manager of BCM (“C.E.O.”)	63	July 1, 1988 - Present	Full Time
Todd A. Harding	Chief Financial Officer of BCM (“C.F.O.”)	62	December 1, 2009 - Present	Full Time

*Refers to the Manager and predecessors of the Manager.

Business Experience of Management

Mr. Matthew J. Fox

Matthew J. Fox is the Co-Founder, Chief Executive Officer, and Manager of BCM which is the Manager of BCM II, the Manager. As CEO he, along with Mr. Harding is responsible for creating a structured, sustainable, and repeatable infrastructure and strategy for Note Origination and portfolio management.

Benchmark Capital Management LLC: CEO and Manager 1988 - Present

In 1984 Mr. Fox obtained his real estate license in the state of Michigan and began his real estate career. In 1985 Mr. Fox became county manager of the Title Office, Inc., a title insurance company. On July 1, 1988 Mr. Fox joined Benchmark Investment Brokers, Inc. (BIB) (the predecessor BCM) where he assisted in BIB’s seller financing brokerage business. Mr. Fox became a partner in 1994 where he took over running the company’s brokerage business. By the late 1990’s Mr. Fox shifted BIB’s focus to commercial lending and Mortgage servicing on 1-4 family non-owner-occupied property and real estate development. Mr. Fox co-founded, is the CEO, and president of BCM, where he directs the development and implementation of industry partnerships to manage BCM’s real estate acquisition and disposition, asset development, portfolio lending, company development, and serves as Manager of the Company. In 2009 BCM became the Manager of the WMPCF which began operations the same year. During this time, to facilitate the licensing needs of the business Mr. Fox obtained his real estate Brokers license and Mortgage Loan Originator license.

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Land Equity Management, Inc.: President, 2005 – Present

Mr. Fox cofounded Land Equity Management, Inc., (LEMI) where today he is president and sole stockholder. LEMI specializes in the creation and development of site condominium projects.

West Michigan Private Capital Fund, I LLC: CEO, 2009 – Present

Mr. Fox serves as CEO and Manager of BCM the Manager and founder of the Company. Along with Mr. Harding, Mr. Fox directs the Company’s business including Mortgage Lending, Brokering, and Servicing, Property development and redevelopment, and property management. Mr. Fox graduated from Ferris State College (Ferris State University) in 1983 with a bachelor’s degree in Arts and Sciences with a Major in Criminal Justice Security.

Mr. Todd A. Harding

Todd A. Harding is the Chief Financial Officer of BCM the Manager of BCM II. As CFO he, along with Mr. Fox is responsible for creating a structured, sustainable, and repeatable infrastructure and strategy for Note Origination and portfolio management.

Mr. Harding has an extensive background in finance, real estate, business, and entrepreneurship. From 1983 to 1985, Mr. Harding was a public accountant with the CPA firm of Ernst & Whinney. In 1985, Mr. Harding transitioned to Main Street Savings Bank, FSB, (Formerly Hastings Savings & Loan), as Chief Financial Officer, a position he held until 1990, when Mr. Harding was named President and Chief Executive Officer. Mr. Harding left the Bank at the end of 1999 and engaged in private consulting for the next year. From 2001 through 2009, Mr. Harding was a financial planner & broker for AXA Equitable, obtaining multiple licenses and certifications, including Series 7 and Series 66.

Benchmark Capital Management, LLC: CFO and Member, 2009 – Present

Mr. Harding serves as CFO and Member of BCM, where he develops industry partnerships to manage risk; investor acquisition and relations, financial and regulatory reporting/review.

West Michigan Private Capital Fund I, LLC: CFO, 2009 – Present

Mr. Harding serves as CFO of the Company. Along with Mr. Fox, Mr. Harding directs the Company’s business including Mortgage Lending, Brokering, and Servicing, Property development and redevelopment, and property management. Mr. Harding graduated from Ferris State College (Ferris State University) in 1983 with a Bachelor of Science in Business (Accounting).

No Bankruptcy, Investigations, or Criminal Proceedings

The Principals, Manager, nor any of the Affiliates have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Principals, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

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COMPENSATION OF MANAGER

Principals

The Principals will not be compensated directly by the Company. All Compensation for management of the Company will be paid directly to the Manager, and in some cases to Affiliates in accordance with the tables below.

The following is a summary of the fees payable to the Manager and Affiliates pursuant to the Operating Agreement. For complete explanation of fees See Exhibit 3 “Operating Agreement”.

Compensation for the Manager and Affiliates-Fee and Reimbursement Schedule

The Manager and Affiliates shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses for the formation of the Company.

Asset Management Fee	1.00% - After the Second Fiscal Year after the Effective Date, the Manager may increase the Asset Management Fee up to .25% per Fiscal Year, up to a maximum Asset Management Fee of 2.00% of the then Gross Assets Under Management. Payable to the Manager.
Construction Management Fee	8.00% or market rate Payable to Affiliate.
Property Management Fee	6.00% or market rate Payable to Affiliate.
Organizational Fee (for current Offering)	As compensation for the time and effort involved in organizing the Company, the Company shall pay to BCM an earned organization fee in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Organization Fee"). BCM shall be paid the Organization Fee upon raising the Minimum Offering Amount and the funds being released from escrow.
Loan Servicing Fee	Up to 1.00% Payable to Servicer Affiliate.
Cost Sharing Reimbursement	Reasonable monthly amount at the sole discretion of the Manager payable to Affiliate.
Commissions	Reasonable real estate commissions on the purchase or sale of Property payable to an Affiliate.
Reimbursements for the formation of the Company	$388,212.00 payable to WMPCF.

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The Company shall pay to the Manager a monthly asset management fee equal to one percent (1.00%) of the then Gross Assets Under Management (the “Asset Management Fee”). For purposes of calculating the Asset Management Fee, Gross Assets Under Management shall be measured as of the last Business Day of each month, and the Asset Management Fee for that month shall be paid on the first Business Day of the subsequent month. After the second (2nd) Fiscal Year after the Effective Date, the Manager may increase the Asset Management Fee up to ..25% per Fiscal Year, up to a maximum Asset Management Fee of two percent (2.00%) of the then Gross Assets Under Management.

In the event the Manager or an Affiliate of the Manager shall provide general contractor and/or construction management services for any Managed Real Estate (“Managed Real Estate”), then the Company shall pay to the Manager or its Affiliate a fee (“Construction Fee”) equal to the greater of eight percent (8.00%) of the budgeted construction and improvements costs for each such construction project or market rate. The Manager shall provide the Company with a written budget for each such project with reasonable and customary itemization of costs. The Construction Fee shall be paid within thirty (30) days of the completion of the applicable construction project.

In the event the Manager or an Affiliate shall provide property management services for any real estate owned or managed by the Company, then the Company shall pay to the Manager or its Affiliate a monthly fee (“Property Management Fee”) equal to six percent (6.00%) of the monthly gross rent payable under the terms of the applicable lease for such Managed Real Estate, provided, however, that the Manager or its Affiliate may be paid a greater amount if the same is reasonable and not in excess of the customary real estate property management fee which would be paid to an independent third party in connection with the management of such real estate. The Property Management Fee shall be payable in the ordinary course consistent with industry standards within the geographic community in which the Managed Real Estate is located.

As compensation for the time and effort involved in organization of the Company, the Company shall pay BCM a one-time organization fee in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Organizational Fee”). BCM shall be paid the Organization Fee upon raising the Minimum Offering Amount and the funds being released from escrow.

The Company shall pay to an Affiliate of the Company, a monthly loan servicing fee (“Loan Servicing Fee”) up to one percent (1.00%) per annum (i.e., one-twelfth of one percent per calendar month) of the then outstanding principal balance payable under the Notes held by the Company and Serviced by the Affiliate pursuant to its registration as a Mortgage Broker, Lender and Servicer with the State of Michigan under the Michigan Mortgage Brokers, Lenders, and Servicers Licensing Act. The Loan Servicing Fee shall be payable to the Affiliate in the ordinary course consistent with industry standards. The Affiliate may impose a reasonable surcharge to the Loan Servicing Fee for Notes in a state of default that require significant additional attention.

The Company shall pay to BCM a reasonable monthly amount for its utilization of BCM’s office, personnel and equipment, at the discretion of the Company.

The Affiliates or Principals may receive reasonable commissions upon the Company’s purchase or sale of Property.

WMPCF shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses for the formation of the Company. this reimbursement should be distinguished from the Organization Fee of $100,000. The $388,212.00 payable to WMPCF is currently an inter-company loan between the Company and WMPCF, and represents amounts already paid on behalf of the Company. The Organization Fee is an earned fee owed to the BCM upon the Company’s the funds being released from escrow.

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West Michigan Private Capital Fund I, LLC Fee Schedule

The Company will engage WMPCF to Service all Notes funded by the Company, including those Notes Originated by Affiliates or third-party Originators. The Company shall pay to WMPCF, a monthly loan servicing fee ("Loan Servicing Fee") up to one percent (1.00%) per annum (i.e., one-twelfth of one percent per calendar month) of the then outstanding principal balance payable under Financing Receivables held by the Company and Serviced by WMPCF. Fees are due to WMPCF monthly, however the Company may choose, in its sole discretion, to pay the servicing fees periodically or allow said fees to accrue.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Membership Interests	JosephArden Enterprises, LLC* PO Box 141396 Grand Rapids, MI 49514.	1,000 Class B Membership Interests	0 Class A or Class B Membership Interests	100%

*JosephArden Enterprises, LLC is owned and controlled by Matthew J. Fox and Todd A. Harding.

PRIOR PERFORMANCE

Prior Performance is Not Indicative of Future Results

The Company is newly formed specifically to pursue its proposed business and has no prior experience raising or investing funds. However, West Michigan Private Capital Fund I, LLC (“WMPCF”), an Affiliate, has raised capital and had investment objectives that are similar to the investment objectives of the Company (each, a “Program”).

In the past ten (10) years, WMPCF has sponsored a total of one (1) Program(s) and raised an aggregate of $8,728,915 in funds from a total of sixteen (16) investors. A total of sixty-six (66) properties were purchased, exclusively in Michigan, all consisting of residential properties, for an aggregate amount of $9,169,230. Of the properties that were purchased, a total of sixty-four (64) properties were sold.

The Programs and properties described in the tables below were deemed to be similar in nature in that they raised funds from private equity offerings exempt from registration the primary purpose of acquiring and/or investing in income-producing real estate assets as long-term investments for eventual sale.

Because of the above stated similarities, investors who are considering purchasing Class A Units from the Company might find it useful to review information about the Programs. Notwithstanding the forgoing, prospective investors should bear in mind that prior performance does not indicative of or guarantee future results. The fact that a prior Program has been successful (or unsuccessful) does not mean the Company will experience the same results.

None of the Programs has:

●	Been registered under the Securities Act of 1933;

●	Been required to report under section 15(d) of the Securities Exchange Act of 1934; or

●	Had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934.

There have been no major adverse business developments or conditions experienced by the Programs that would be material to purchasers of our Company’s interests.

Prior Performance Tables

We are providing a number of tables that illustrate the results of the Projects:

Table	Projects Included in Table	Purpose and Subject Matter
I. Experience Raising Funds	Projects the offering of which closed within the last three years.	Provides information concerning the offerings themselves, including how the offering proceeds were deployed.
II. Compensation to Sponsor	Other Projects from which the Sponsor received compensation during the last three years.	Describes all compensation paid to the sponsor within the last three years, whether in the form of management fees
III. Operating Results	Projects the offering of which closed within the last five years.	Sets forth the annual operating results of the Projects included.
IV. Completed Projects	Projects completed (no longer own properties) within the last five years.	Summarizes the results of the Projects included, including the return to Project investors.
V. Sales of Property	All Projects that have sold property within the last three years.	Summarizes the result of property sales.
VI. Purchases of Property	Purchases of property within the last three years.	Summarizes each property purchase, including number of units, purchase price, and financing.

Table I. Experience in Raising and Investing Funds (Unaudited)

Table I sets forth the experience in raising and investing funds of prior real estate programs whose offerings closed during the three years ending December 31, 2023. This table is inapplicable because the last offering by West Michigan Private Capital Fund I, LLC was in 2010.

Table II - Compensation to Sponsor (Unaudited)

Table II sets forth the compensation to the sponsor in real estate programs whose offerings closed during the three years ending December 31, 2023. This table is inapplicable because the last offering by West Michigan Private Capital Fund I, LLC was in 2010.

Table III – Operating Results of Prior Programs (Unaudited)

Table III sets forth the operating results of properties included in prior real estate programs. This table is inapplicable because the last offering by West Michigan Private Capital Fund I, LLC was in 2010.

Table IV - Completed Projects (Unaudited)

Table IV summarizes the results of the projects completed within the last five years. This table is inapplicable because the last offering by West Michigan Private Capital Fund I, LLC was in 2010.

Table V - Sales of Property (Unaudited)

Table V summarizes the results of properties sold within the last three (3) years. All properties were sold by West Michigan Private Capital Fund I, LLC

				Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs		Excess (Deficiency) of Property Operating Cash Receipts over Cash Expenditures
Property Type	Property ID	Date Acquired	Date of Sale (1)	Cash received net of closing costs (2)	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total (3)	Original mortgage financing	Total acquisition cost, capital improvement, closing and soft costs (4)	Total (5)
1-4 Family Rental Property	Property 300204	2/13/2023	10/15/2024	$149,414	$119,700	N/A	N/A	($24,328)	$119,700	$173,742	$7,143
1-4 Family Rental Property	Property 300201	6/22/2022	9/24/2024	$221,700	$161,000	N/A	N/A	($43,898)	$161,000	$265,598	($2,376)
1-4 Family Rental Property	Property 300205	2/13/2023	9/6/2024	$184,620	$165,200	N/A	N/A	($38,912)	$165,200	$223,532	($532)
1-4 Family Rental Property	Property 300195	10/19/2019	5/23/2024	$555,735	N/A	N/A	N/A	($169,614)	N/A	$725,349	$13,789
1-4 Family Rehab Property	Property 300202	6/23/2022	5/10/2024	$249,510	N/A	N/A	N/A	$26,222	N/A	$223,288	N/A
1-4 Family Spec Construction Property	Property 300203	10/6/2022	2/20/2024	$678,238	N/A	N/A	N/A	$16,911	N/A	$661,327	N/A
1-4 Family Rental Property	Property 300164	6/21/2017	1/5/2024	$153,940	N/A	N/A	N/A	$34,390	N/A	$119,550	$29,312
1-4 Family Rental Property	Property 300174	3/21/2018	6/22/2023	$156,514	N/A	N/A	N/A	$52,194	N/A	$104,320	$40,417
1-4 Family Rental Property	Property 300198	7/31/2021	6/21/2023	$189,541	N/A	N/A	N/A	$87,168	N/A	$102,373	$5,615
1-4 Family Rental Property	Property 300170	8/31/2017	12/21/2022	$165,980	N/A	N/A	N/A	$9,754	N/A	$156,226	$53,408
1-4 Family Rental Property	Property 300193	9/21/2019	7/29/2022	$182,822	N/A	N/A	N/A	$11,554	N/A	$171,268	$22,668
1-4 Family Rehab Property	Property 300199	8/18/2021	7/21/2022	$148,683	N/A	N/A	N/A	$19,262	N/A	$129,421	N/A
1-4 Family Rental Property	Property 300172	9/29/2017	7/11/2022	$263,212	N/A	N/A	N/A	($6,944)	N/A	$270,156	$59,128
1-4 Family Foreclosure Property	Property 300200	3/1/2022	5/27/2022	$153,427	N/A	N/A	N/A	$41,201	N/A	$112,226	N/A
1-4 Family Rehab Property	Property 300189	4/26/2019	5/12/2022	$501,296	N/A	N/A	N/A	$51,869	N/A	$449,427	N/A
1-4 Family Rehab Property	Property 300169	9/18/2018	1/19/2022	$258,465	N/A	N/A	N/A	($14,827)	N/A	$273,292	N/A

Footnotes:
(1) None of the sales of property were to a related party.
(2) Amounts reflected are cash received, net of closing costs, and do not reflect payoff of mortgage, if applicable
(3) Amounts reflected are a capital gain(loss) for tax purposes but does not include depreciation, if applicable. None of the sales of property were on the installment basis.
(4) Amounts reflected includes all real estate commissions taken. None of the amounts reflected include a pro rata share of original offering costs.
(5) Amounts reflected are an operating gain (loss) for tax purposes but does not include depreciation, if applicable.

TABLE VI – Acquisition of Properties by Program (Unaudited)
Table VI summarizes the purchase of property within last three years. WMPC = West Michigan Private Capital Fund I, LLC

	WMPC	WMPC	WMPC	WMPC
Location of Property	Michigan	Michigan	Michigan	Michigan
Type of Property	Single Family	Single Family	Single Family	Single Family
Gross leasable space or number of units	1972 sq.ft.	930 sq. ft.	N/A (land/new construction)	1008 sq. ft.
Date of Purchase	2/13/23	2/13/23	10/6/22	6/24/22
Mortgage Financing at Date of Purchase	None (cash purchase)	None (cash purchase)	None (cash purchase)	None (cash purchase)
Cash Down Payment	$200,137	$165,137	$92,860	$108,360
Contract Purchase Price + Acquisition Fee	$206,137	$170,087	$92,860	$108,360
Total Acquisition Cost	$206,137	$170,087	$92,860	$108,360

	WMPC	WMPC	WMPC	WMPC
Location of Property	Michigan	Michigan	Michigan	Michigan
Type of Property	Single Family	Single Family	Single Family	Single Family
Gross leasable space or number of units	913 sq. ft.	1210 sq. ft.	1788 sq. ft.	1555 sq. ft.
Date of Purchase	6/22/22	3/1/22	12/3/21	8/18/21
Mortgage Financing at Date of Purchase	None (cash purchase)	None (cash purchase)	None (cash purchase)	None (cash purchase)
Cash Down Payment	$143,607	$109,542	$51,085	$45,584
Contract Purchase Price + Acquisition Fee	$143,607	$109,542	$56,085	$50,584
Total Acquisition Cost	$143,607	$109,542	$56,085	$50,584

DESCRIPTION OF THE MEMBERSHIP INTERESTS

There are two classes of Membership Interests currently outstanding with the Company, Class A Membership Interests (“Class A Interests” or “Class A Units”) and Class B Membership Interests (“Class B Interests” or “Class B Units”). Only Class A Interests are being offered through this Offering. Class B Units are exclusively held by JosephArden Enterprises, LLC, an Affiliate of the Manager, owned in whole by Matthew J. Fox and Todd A. Harding. (See “Security Ownership of Management and Certain Securityholders” above).

A total of fifty million (50,000,000) Class A Membership Interests are offered through this Offering. The Minimum Investment Amount is One Thousand Dollars ($1,000.00), or 1,000.0 Class A Interests. Each Interest is priced at $1.00 per Unit. By purchasing Class A Interests through this Offering, an Investor will become a Member of the Company and will be granted rights as stated below.

Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with Company Membership, please see Exhibit 3 “Operating Agreement”.

The business and affairs of the Company shall be managed, operated, and controlled by or under the exclusive direction of the Manager. The Manager shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the Manager may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval, or knowledge of the Investors. All decisions of the Company are made by the Manager.

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For purposes of this Section, all defined terms (as indicated by capital letters) shall have the same meaning as set forth in the Operating Agreement (Exhibit 3).

Distribution rights

Distributions of Distributable Cash, if any, shall be distributed quarterly, within forty-five (45) days after the end of each calendar quarter. All distributions of Distributable Cash, if any, shall be distributed as follows: (i) eighty-five percent (85.00%) to the Class A Interests issued and outstanding, pro rata, and the balance to the Class B Interests, pro rata.

No Member has any right to demand and receive any distribution from the Company in any form other than money in the form of US Currency. No Investor may be compelled to accept from the Company a distribution of any asset in kind.

Voting rights

Each Investor shall be entitled to one vote per Unit (or such percentage vote equal to the applicable fraction of one Unit) on all matters to be voted upon by the Investors. For example, if an Investor owns 54 Units and there are 1,000 Units then outstanding, that Member would be entitled to a vote equal to 5.40% of all Investors.

The affirmative vote of a majority of the Class B Percentage Interests shall be required to: adopt clerical or ministerial amendments to the Operating Agreement; approve a sale of substantially all of the assets of the Company; approve indemnification of any Manager, Member or officer of the Company as authorized by the Operating Agreement; or appoint a Liquidating Trustee in accordance with the Operating Agreement.

The affirmative vote of Investors holding more than fifty percent (50.00%) of the Percentage Interests of the Class A Interests (if any outstanding) and Class B Interests, represented and voting at a duly held meeting at which a quorum of each class is present (which Investors voting affirmatively shall constitute at least a majority of the required quorum) shall be required to authorize or approve a fundamental change in the business of the Company, modify the number of Class A Interests after issuance, alter the Percentage Interest of the Class A Interests after issuance or alter the capital contribution required for each Class A Interest once any Class A Interests have been issued, approve any loan to any Manager or any guarantee of a Manager's obligations.

Liquidation Rights

Upon dissolution and termination, proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following descending order of priority:

1)       to the payment and discharge of all of the Company's debts and liabilities and the expenses of the Company including liquidation expenses;

2)       to the creation of any reserves which the Manager and Liquidating Trustee deems necessary for any contingent or unforeseen liabilities or obligations of the Company;

3)       to the payment and discharge of all of the Company's debts and liabilities owing to Investors, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Investor;

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4)       to all the Investors in the proportion of their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations § 1.704-I(b), such adjustments to be made within the time specified in such Income Tax Regulations; and,

5)       to the Investors in proportion to their Percentage Interests.

Preemptive rights

No Investor shall have any preemptive rights in connection with the issuance of additional Units by the Company.

Redemption and Withdrawal Provisions

Withdrawal.

No Investor may have the right to voluntarily or involuntarily withdraw, resign or otherwise disassociate or receive a return of its Capital Contribution from the Company for a period of five (5) years from the Unit Issue Date.

Discretionary Withdrawal Requests.

Prior to the expiration of the Five-Year Term, an Investor may request to Withdraw from the Company and to have said Investor's Units which have not been issued and outstanding for longer than the Five-Year Term, redeemed by the Company by submitting a written withdrawal request ("Withdrawal Request") to the Manager. The Manager shall have sole discretion in whether to approve or disapprove the Withdrawal Request.

Redemption

After the Five-Year Term, an Investor may request that the Company redeem a maximum of Fifteen Hundred (1,500) Units from said Investor per fiscal year. In the event an Investor desires redemption and qualifies for the same, said Investor shall submit a written request to Withdraw and for the Company to redeem said Investor’s Units up to maximum of Fifteen Hundred (1,500) Units per Fiscal Year.

Redemptions and Discretionary Withdrawals are subject to certain penalties and procedures. See the Operating Agreement for more details (Exhibit 3).

Mandatory Redemptions.

If as a result of a Member Withdrawal, redemption or otherwise or issuance of additional Units, the Company violates or will violate the ERISA Investor Restriction, the Company has the right, exercisable in its sole discretion, to cause the Company to redeem outstanding Units that are then held by ERISA Investors, on a pro rata basis, as is or may be necessary to ensure that the Company does not violate the ERISA Investor Restriction. In the event the Company determines to exercise its rights, the Company shall give each ERISA Investor immediate written notice of said determination, and in such Writing shall advise each ERISA Investor of the number of Units to be redeemed from said Investor, the effective date of such redemption and the Redemption Price to be paid to such Investor. Upon the effective date of such redemption, the Company shall tender to each ERISA Investor the Redemption Price applicable to said Investor as directed by said Investor. No Surrender Fee or Processing Fee shall be assessed on a redemption occurring pursuant to this Section.

37

Liability to Further Calls or to Assessment by the Issuer

No Investor shall be obligated to contribute additional capital to the Company. No Class A Investor shall be permitted or authorized to make any additional capital contribution without the prior approval of the Manager.

Transfer of Interests; Admission of Investors

Interests may be transferred, sold, conveyed, or assigned by Investors after nine (9) months from the date of purchase, provided that any such transfer, sale or assignment is in compliance with all applicable federal and state laws and regulations. The Company may require an opinion of legal counsel satisfactory to the Company in connection with any transfer, sale, or assignment.

No Person shall be admitted as an Investor of the Company by assignment or sale of an Investor ’s Interest to a person not already an Investor unless the Company shall have voted to approve the admission of such Person as a new Investor.

No person shall be admitted to the Company as a new Investor contributing new capital without the approval of the Company and in compliance with Section 8.2.1 of the Operating Agreement. The new Investor shall pay in his or its Capital Contribution in accordance with Subsection 8.1.2 of the Operating Agreement, the Company shall establish a Capital Account which shall be credited with the Capital Contribution of the new Investor, and Exhibits “1” and “2” of the Operating Agreement shall be adjusted to reflect the new Percentage Interests and Capital Accounts of the Investors.

Liabilities of the Members under the Operating Agreement and State Law

The Company is organized under the laws of the State of Delaware. The Operating Agreement choice of law clause and all rights and obligations arising therefrom will be governed by Delaware law.

Delaware law provides:

(a)	Except as otherwise provided by this chapter, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company.

(b)	Notwithstanding the provisions of subsection (a) of this section, under a limited liability company agreement or under another agreement, a member or manager may agree to be obligated personally for any or all of the debts, obligations and liabilities of the limited liability company.

See 6 DE Code 18-303 Liability to Third Parties

As stated, no Member will be deemed liable to third parties except by the Operating Agreement. The Operating Agreement has a provision addressing this exact issue. The Operating Agreement Section 7.4 places a limitation of liability for Members stating, “…no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member. A Member or Assignee who receives a distribution or the return, in whole or in part, of its Capital Contribution is liable to the Company only to the extent provided herein or by the Act.”

Exclusive Forum, Mandatory Mediation and Arbitration, Waiver of Jury Trial Provisions

Section 19.12 Choice of Venue of the Operating Agreement requires that all suits and comparable legal actions relating to the Operating Agreement be brought solely in the U.S. District Court for Kent County, Michigan. Section 19.12 does not apply to actions arising under the federal Securities Act or Exchange Act.

Section 19.9 Mandatory Meditation and Section 19.10 Arbitration of the Operating Agreement require that any and all disputes, claims or controversies arising out of or relating to the Operating Agreement shall be submitted to JAMS or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Sections 19.9 and 19.10 do not apply to actions under the federal Securities Act or the Exchange Act.

Section 19.10.17 Waiver of Court & Jury Rights of the Operating Agreement limit the right to litigate claims through a court solely before a judge, and Members voluntarily waive their rights to a trial by jury in any litigation relating to the Operating Agreement, the Units, or the Company. Section 19.10.17 does not apply to actions arising under the federal Securities Act or Exchange Act.

While there is case law supporting the enforceability of such provisions, there does appear to be a split of authority suggesting that these sorts of provisions are not always enforceable under federal and state law. To the extent these sections of the Operating Agreement are ruled unenforceable, the Company would abide by such ruling.

38

TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in Benchmark Real Estate Fund but does not purport to cover all of the potential tax considerations applicable to any specific Investor. Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual Investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, Property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each Investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of Investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state, or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or what the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

39

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership General.

The federal income tax consequences to the Investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the Investors in the Company and are taken into account by such Investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the Investor’s interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company. A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradeable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each Member in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

40

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Operating Agreement are designed to be allocated to the members with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interests in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Member’s interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of an Investor to deduct the Investor’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive actively loss limitation and the limitation on the deduction of investment interest. Each prospective Investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, an Investor is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Investor’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of an Investor that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, an Investor who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Investor’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Investor. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase an Investor’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Investor’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which an Investor is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Investor will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

41

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Investor to whom Section 469 of IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Investor income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interests subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry Property held for investment. Net investment income generally includes gross income and gains from Property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income return his distributive share of Company income, gains, losses, deductions, and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Investor may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Company. Since individual Investors will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such Investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Investors sufficient information from the Company’s informational tax return for such persons to prepare their individual federal, state, and local tax returns. The Company’s informational tax returns will be prepared by a tax professional selected by the Company.

42

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Fund’s Interests, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Fund’s Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the Investor is investing the assets of any of the entities identified in the prior sentence in the Fund’s Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Fund’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

43

Audited Financial Statements

Benchmark Real Estate Fund

Years Ended December 31, 2024 and 2023

with Report of Independent Auditors

F-1

Benchmark Real Estate Fund

Audited Financial Statements

Years Ended December 31, 2024 and 2023

F-2

ANDREWS HOOPER PAVLIK PLC

2311 EAST BELTLINE AVENUE SE | SUITE 200 | GRAND RAPIDS, MI 49546

Report of Independent Auditors

Benchmark Capital Management II, LLC, Fund Manager

Benchmark Real Estate Fund

Grand Rapids, Michigan

Opinion

We have audited the accompanying financial statements of Benchmark Real Estate Fund, which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Benchmark Real Estate Fund as of December 31, 2024 and 2023, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Benchmark Real Estate Fund and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Benchmark Real Estate Fund’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

P: 616.942.6440 | WWW.AHP.CPA | F: 616.942.6095

Andrews Hooper Pavlik PLC is a member of Allinial Global, an association of legally independent firms.

F-3

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Benchmark Real Estate Fund’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Benchmark Real Estate Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Grand Rapids, Michigan

March 11, 2025

F-4

Benchmark Real Estate Fund

Balance Sheets

	December 31
	2024	2023
Assets
Total assets	$-	$-

Liabilities
Intercompany payable	$434,283	$388,212
Total liabilities	434,283	388,212

Members’ Deficit	(434,283)	(388,212)
Total liabilities and members’ deficit	$-	$-

See accompanying notes.

F-5

Benchmark Real Estate Fund

Statements of Operations

	Years Ended December 31
	2024	2023
Noninterest Expense
Legal and accounting fees	$28,421	$29,979
Marketing expenses	$17,650	$2,450
Net loss	$(46,071)	$(32,429)

See accompanying notes.

F-6

Benchmark Real Estate Fund

Statements of Members’ Deficit

Years Ended December 31, 2024 and 2023

	Accumulated Deficit	Total
Balance as of January 1, 2023	$(355,783)	$(355,783)

Net loss	(32,429)	(32,429)
Balance as of December 31, 2023	(388,212)	(388,212)

Net loss	(46,071)	(46,071)
Balance as of December 31, 2024	$(434,283)	$(434,283)

See accompanying notes.

F-7

Benchmark Real Estate Fund

Statements of Cash Flows

	Year Ended December 31
	2024	2023
Operating Activities
Net loss	$(46,071)	$(32,429)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Net change in intercompany payable	46,071	32,429
Net cash and cash equivalents from operating activities	-	-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	$-	$-

See accompanying notes.

F-8

Benchmark Real Estate Fund

Notes to Financial Statements

December 31, 2024

1.	Nature of Business

Nature of Operations

Benchmark Real Estate Fund (Fund) is a manager-managed Delaware limited liability company operating primarily in the State of Michigan. The Fund was formed to be a funding source or direct lender for real estate mortgage loans originated, brokered, and serviced by itself and its affiliates, Benchmark Capital Management II, LLC and West Michigan Private Capital Fund I, LLC dba Benchmark Capital Finance (collectively referred to as “Affiliates”). The Fund intends to fund, refinance, purchase, sell, and/or otherwise acquire loans secured by first mortgages, primarily on 1-4 family owner-occupied and non-owner-occupied residential real estate. In addition, the Fund intends to acquire, develop, construct, rehabilitate, hold, rent, and/or sell 1-4 family residential real estate. The Fund may incur indebtedness, borrow or lend monies from or to one or more sources, including Affiliates, and engage in any other lawful act or activity for which a limited liability organized under the Delaware Limited Liability Company Act may engage in. Benchmark Capital Management II, LLC (Fund Manager), is the Fund Manager under an Operating Agreement with the Members of the Fund.

The Fund organized on November 10, 2015 and has not commenced operations. The Fund anticipates raising a maximum of $50 million, consisting of A-Units and B-Units under an Offering Circular pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Fund intends to engage in deploying its capital for approximately five years then commence an orderly termination of operations and final distributions.

2.	Significant Accounting Policies

Basis of Presentation

The financial statements of the Fund have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Fund Manager to make estimates and assumptions based on available information. The Fund Manager believes the estimates utilized in preparing the Fund’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Fund’s financial statements.

F-9

Benchmark Real Estate Fund

Notes to Financial Statements

December 31, 2024

2.	Significant Accounting Policies (continued)

Operations

The Fund conducts its business in an office shared with the Fund Manager and other affiliated organizations.

Income Taxes

The Fund is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Fund. Members are taxed individually on their pro rata ownership share of the Fund’s earnings on a pass-through basis. The Fund’s net income or loss is allocated among the members in accordance with the Fund’s operating agreement.

Subsequent Events

The financial statements and related disclosures include evaluation of subsequent events for recognition and disclosure up through and including March 11, 2025, which is the date the financial statements were available to be issued.

3.	Allocation of Net Income and Loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses received by members over the life of the Fund. Generally, items of income and expense are allocated among members in proportion to the applicable membership interest.

4.	Related Party Transactions

The Fund Manager and the Fund have an Operating Agreement that discusses how the operations of the Fund will share services between Benchmark Real Estate Fund and Benchmark Capital Finance. The only transactions through December 31, 2024 relate to expenses incurred in the formation of the Fund.

The Fund has incurred aggregate legal and other formation costs of $434,283 as of December 31, 2024 and $388,212 as of December 31, 2023. The Fund will reimburse all formation costs incurred to West Michigan Private Capital Fund I, LLC dba Benchmark Capital Finance, an Affiliate.

F-10

Benchmark Real Estate Fund

Notes to Financial Statements

December 31, 2024

5.	Members’ Capital

During 2024 and 2023, no capital contributions have been made. The Fund expects to raise a maximum of $50 million in member contributions.

6.	Commitments and Contingencies

The Fund Manager (and/or its Affiliates) has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Fund, at less than 1% of total gross proceeds from the offerings.

F-11

Exhibit Index

Exhibit 2A: Certificate of Formation *

Exhibit 3: Operating Agreement

Exhibit 4: Subscription Agreement *

Exhibit 8: Tri-Party Escrow Agreement *

Exhibit 11: Written Consent Letter of Accountant

Exhibit 12: Opinion Re Legality of the Securities *

* As filed with the prior amended Form 1-A/A on November 19, 2024.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Rapids, Michigan on March 28, 2025.

Issuer Company Legal Name and Address:

Benchmark Real Estate Investment Fund, LLC

3919 Remembrance Rd NW, Ste B

Grand Rapids, MI 49534

BY:

 s/Matthew Fox

Matthew Fox

Manager of the Manager, Benchmark Capital Management II, LLC

Date: March 28, 2025

Location: Grand Rapids, MI

 s/Todd Harding

Todd Harding

Manager of the Manager, Benchmark Capital Management II, LLC

Date: March 28, 2025

Location: Grand Rapids, MI

This Offering Statement has been signed by the following Manager of the Company in the capacity and on the date indicated:

Benchmark Capital Management II, LLC

By its Manager (serving in the capacity of Principal Financial Officer, Principal Accounting Officer and Principal Executive Officer of the Issuer)

 s/Matthew Fox

Matthew Fox

Manager of the Manager, Benchmark Capital Management II, LLC

Date: March 28, 2025

Location: Grand Rapids, MI

 s/Todd Harding

Todd Harding

Manager of the Manager, Benchmark Capital Management II, LLC

Date: March 28, 2025

Location: Grand Rapids, MI